UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.         )

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MERCER INTERNATIONAL INC.

(Name of Registrant as Specified in its Charter)

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MERCER INTERNATIONAL INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 29, 2015

TO THE SHAREHOLDERS OF MERCER INTERNATIONAL INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Mercer International Inc. (the “Company”) will be held on May 29, 2015 at the Terminal City Club, 837 West Hastings Street, Vancouver, British Columbia, Canada at 9:00 a.m. (Vancouver time) (doors open at 8:30 a.m. (Vancouver time)) for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect eight directors nominated by the board of directors to serve until the 2016 Annual Meeting of Shareholders;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2015;

3.	To approve, on a non-binding advisory basis, the compensation of the Company’s executive officers as disclosed in these materials; and

4.	To transact such other business as may properly come before the meeting or any adjournment, postponement or rescheduling thereof.

The board of directors of the Company has fixed the close of business on March 20, 2015 as the record date (the “Record Date”) for the determination of shareholders entitled to vote at the Annual Meeting or any adjournment, postponement or rescheduling thereof. Only shareholders at the close of business on the Record Date are entitled to vote at our Annual Meeting or any adjournment, postponement or rescheduling thereof.

For information on how to vote, please refer to the instructions on the accompanying proxy card, or review the section titled “Commonly Asked Questions and Answers” beginning on page 2 of the accompanying proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Jimmy S.H. Lee Jimmy S.H. Lee Chairman of the Board

April 10, 2015

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 29, 2015: Our proxy statement and our 2014 Annual Report to Shareholders, which includes our Annual Report on Form 10-K, are available at www.mercerint.com by clicking on the corresponding links under “2015 Annual Meeting Materials”. Additionally, you may access our proxy materials at www.proxyvote.com, a site that does not have “cookies” that identify visitors to the site.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO CAST YOUR VOTE AND SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM. AS AN ALTERNATIVE TO VOTING IN PERSON AT THE ANNUAL MEETING, YOU MAY VOTE VIA THE INTERNET, TELEPHONE OR MAIL (IF YOU RECEIVED A PAPER COPY OF THE PROXY MATERIALS BY MAIL). A PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

PROXY STATEMENT

i

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that you should consider and you should read the entire proxy statement carefully before voting.

Annual Meeting Information

Time and Date:	9:00 a.m. (Vancouver time) on May 29, 2015

Place:	Terminal City Club

837 West Hastings Street

Vancouver, British Columbia, Canada

Record Date:	March 20, 2015 (the “Record Date”)

Voting:	•	Shareholders as of the Record Date are entitled to vote.
•

Please vote your shares as soon as possible. Your broker will NOT be able to vote your shares with respect to any of the matters presented at the meeting, other than the ratification of the selection of our independent registered public accounting firm, unless you give your broker specific voting instructions.

•	Registered holders may vote in person at the annual meeting.
•	See page 2 of this proxy statement for more information.

Attending the Annual Meeting:	•	In Person. Meeting starts at 9:00 a.m. (Vancouver time); doors open at 8:30 a.m. (Vancouver time).
•	You do not need to attend the annual meeting to vote if you submitted your proxy in advance of the annual meeting.

Even if you plan to attend our annual meeting, please cast your vote as soon as possible by:

Annual Meeting Agenda and Voting Recommendations

Proposal	Board Voting Recommendation	Page Reference (for more detail)

Management proposals

Election of 8 directors	FOR EACH DIRECTOR NOMINEE	6

Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2015	FOR	52

Advisory resolution to approve our executive compensation	FOR	53

Board Nominees

The following table provides summary information about each director nominee. Each director nominee is elected annually by a majority of votes cast.

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships
					AC	CHRC	GNC	EHSC

Jimmy S.H. Lee	58	1985	Chairman of the Board, President and Chief Executive Officer of the Company					X

Eric Lauritzen	76	2004	Retired, past President and Chief Executive Officer of Harmac Pacific, Inc.	X, LD			C

William D. McCartney	59	2003	President and Chief Executive Officer of Pemcorp Management Inc.	X	C		X

Graeme A. Witts	76	2003	Director and former Chairman of Azure Property Group SA; Retired Managing Director of Sanne Trust Company Limited	X		X	X

Bernard Picchi	65	2011	Managing Director of Private Wealth Management for Palisade Capital Management, LLC	X		C

James Shepherd	62	2011	Director of Conifex Timber Inc. and Buckman Laboratories International Inc.; past President and Chief Executive Officer of Canfor Corporation	X	X			C

R. Keith Purchase	71	2012	Past Executive Vice-President and Chief Operating Officer for MacMillan Bloedel Ltd.; past President and Chief Executive Officer of TimberWest Forest Ltd.	X		X		X

Nancy Orr	64	2013	Director of Protocol Biomass Corp., Prometic Life Sciences Inc. and Ressources Québec Inc.; past President of Dynamis Group Inc. and past Interim Chief Financial Officer of Redline Communications Inc.	X	X	X

C	Chair
AC	Audit Committee
CHRC	Compensation and Human Resources Committee
GNC	Governance and Nominating Committee
EHSC	Environmental, Health and Safety Committee
LD	Independent Lead Director

Corporate Governance Highlights

Board Independence
• Independent director nominees	7 of 8
• Independent lead director	Eric Lauritzen
• Independent board committees	AC, CHRC, GNC

Director Elections
• Frequency of board elections	Annual
• Voting standard for uncontested
elections	Majority of votes cast

Board Meetings in 2014
• Full board meetings	6
• Independent director-only meetings	4

Board Committee Meetings in 2014
• Audit Committee	5
• Compensation and Human Resources
Committee	4
• Governance and Nominating
Committee	4
• Environmental, Health and Safety
Committee	4

Evaluating and Improving Board Performance
• Board evaluations	Annually
• Committee evaluations	Annually
• Board orientation	Yes

Aligning Director and Shareholder Interests
• Director stock ownership guidelines	Yes
• Director equity grants	Yes

Financial Highlights

Mercer delivered strong results in fiscal 2014, increasing Operating EBITDA1 by 117% and net income to $113.2 million from a loss of $26.4 million in the prior year.

We delivered strong results in fiscal 2014. Our Operating EBITDA increased markedly to $239.8 million from $110.3 million from 2013. Our net income improved to $113.2 million, or $1.82 per basic share and $1.81 per diluted share, from a net loss of $26.4 million, or $0.47 per basic and diluted share, in 2013. The trading price of our shares of common stock increased by approximately 23% to $12.29 per share at the end of 2014 from $9.97 per share at the end of 2013.

2014 was a transformative year for us as we undertook several initiatives to improve operations and efficiencies, reduce our costs and otherwise enhance our business, including:

•	completing our registered public offering of 8,050,000 shares of our common stock for net proceeds of approximately $53.9 million;

•

amending and restating our Stendal mill’s project finance facility and amortizing term facility, collectively referred to herein as the “Prior Stendal Facilities”, to provide Stendal with greater flexibility, recapitalizing our Stendal mill and acquiring substantially all of the prior minority shareholder’s interest and certain other rights to acquire all of the economic interest in Stendal and eliminate the minority interest in our Stendal mill;

(1)

Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States (“GAAP”) and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page vi hereof for a reconciliation of net income (loss) to Operating EBITDA. We use Operating EBITDA as a benchmark measurement of our own operating results and as a benchmark relative to our competitors. We consider it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not actual cash costs, and depreciation expense varies widely from company to company in a manner that we consider largely independent of the underlying cost efficiency of our operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance. For further discussion of this measure and the reconciliation of net income (loss) to Operating EBITDA, please refer to our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our annual report on Form 10-K for the fiscal year ended December 31, 2014.

•	amending our Celgar mill’s working capital facility to, among other things, extend its term and reduce its borrowing cost;

•

paying out and discharging our outstanding 9.5% Senior Notes due 2017 and the Prior Stendal Facilities through the issuance of $250.0 million in aggregate principal amount of our 7.00% Senior Notes due 2019 and $400.0 million in aggregate principal amount of our 7.75% Senior Notes due 2022, cash on hand and borrowings under our revolving credit facilities;

•	our Stendal mill’s entering into a new €75 million revolving credit facility;

•	reducing our debt by over $290.0 million, increasing our total equity by over $90.0 million and, as a result, improving our balance sheet;

•

significantly increasing our financial and operational flexibility and simplifying our structure by eliminating restrictive covenants within the Prior Stendal Facilities, reducing our debt, extending the maturity of our long-term debt, enhancing the terms of our revolving credit facilities and eliminating our “Restricted Group” structure;

•	implementing a tall oil plant at our Rosenthal mill and a chip screening project at our Celgar mill;

•	continuing to improve mill operations and efficiencies, which allowed us to achieve record annual pulp production, pulp sales and energy generation; and

•	through the foregoing, better positioning ourselves to achieve our overall goals to enhance our business and value for our stakeholders.

The chart below summarizes our selected key financial and operating results for 2014 compared to 2013.

	Year Ended December 31,
	2014	2013	Change (%)
	(in millions, other than where indicated)
Pulp production (‘000 ADMTs)	1,485.0	1,444.5	3
Pulp sales (‘000 ADMTs)	1,486.4	1,440.1	3
Average NBSK pulp list price in Europe ($/ADMT)(1)	$928	$864	7
Pulp revenues	$1,073.6	$996.2	8
Energy production (‘000 MWh)	1,853.5	1,710.2	8
Energy and chemical revenues	$101.5	$92.2	10
Total revenues	$1,175.1	$1,088.4	8
Operating EBITDA(2)	$239.8	$110.3	117
Net income (loss)	$113.2	$(26.4)	N/A
Price per share as of fiscal year end(3)	$12.29	$9.97	23

	December 31,
	2014	2013	Change (%)
	(in millions, other than ratio)
Balance Sheet Data:
Cash and cash equivalents	$53.2	$147.7	(64)
Working capital	$262.3	$291.5	(10)
Long-term liabilities	$772.4	$1,020.0	(24)
Total equity	$438.9	$348.3	26
Ratio:
Long-term debt to equity	1.6 to 1	2.8 to 1	(43)

(1)	Source: RISI pricing report.

v

(2)

Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Operating EBITDA has significant limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results reported under generally accepted accounting principles in the United States. The following table provides a reconciliation of net income (loss) attributable to common shareholders to operating income and Operating EBITDA for the periods indicated:

	Year Ended December 31,
	2014	2013
	(in millions)
Net income (loss) attributable to common shareholders	$113.2	$(26.4)
Net income attributable to noncontrolling interest	7.8	0.6
Income tax provision (benefit)	(16.8)	9.2
Interest expense	67.5	69.2
Gain on settlement of debt	(3.4)	-
Gain on derivative instruments	(11.5)	(19.7)
Other expense (income)	5.0	(1.2)

Operating income	161.8	31.7
Add: Depreciation and amortization	78.0	78.6

Operating EBITDA	$239.8	$110.3

(3)	Represents the closing market price of our shares on the NASDAQ Global Select Market on December 31, 2014 and December 31, 2013, respectively.

Executive Compensation Highlights

Our executive compensation program is designed to achieve the following key objectives:

•	Attract and retain top talent by competing effectively for high quality individuals whose efforts and judgments are vital to our continued success;

•	Create an environment in which our executives are motivated to achieve superior performance levels and goals consistent with our overall business strategy;

•	Reward and compensate our executives for their contribution to our overall success and for their individual performance during the relevant fiscal year; and

•	Align the interests of our executives with the long-term interests of our shareholders.

Some of the compensation practices we employ to achieve our objectives include:

What We do	What We Don’t Do

•      Deliver a significant portion of executives’ total direct compensation in the form of variable compensation

•      Utilize performance-based equity awards with vesting requirements determined and judged by our Compensation and Human Resources Committee

•      Conduct annual “say-on-pay” advisory votes

•      Prohibit executives from engaging in hedging transactions with respect to our stock

•      Have single-trigger change-in-control executive contracts

•      Provide significant perquisites

•      Provide “defined benefit” retirement plans for our executives

•      Provide supplemental executive retirement plans for our executives

•      Provide excise tax gross-ups of perquisites

Independent Registered Public Accounting Firm

As a matter of governance practices, our Audit Committee is asking shareholders to ratify the selection of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2015. The following table sets forth the aggregate fees billed by PricewaterhouseCoopers LLP for 2014 and 2013.

	Year Ended December 31,
	2014	2013
Audit Fees	$1,269,339	$1,303,101
Audit-Related Fees	$106,269	$74,177
Tax Fees	$228,485	$236,958
All Other Fees	$38,016	$-

Total	$1,642,109	$1,614,236

Advisory Resolution to Approve Our Executive Compensation

We are asking shareholders to approve, on an advisory basis, our executive compensation policies and practices as described in our Compensation Discussion and Analysis, accompanying tables and related narrative contained in this proxy statement. The advisory vote, commonly referred to as a “say-on-pay vote”, gives shareholders the opportunity to vote on the compensation for Named Executive Officers, referred to as “NEOs”, that is disclosed in this proxy statement. This vote is not intended to address any specific item of executive compensation, but rather the overall compensation for our NEOs and the philosophy, policies and practices described in this proxy statement.

Since this say-on-pay vote is advisory, it will not be binding on our board of directors (the “Board”) or our Compensation and Human Resources Committee. However, both the Board and such Committee value the opinion of shareholders and will review the voting results and take into consideration when making future decisions regarding executive compensation.

MERCER INTERNATIONAL INC.

Suite 1120, 700 West Pender Street

Vancouver, B.C., V6C 1G8, Canada

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement (“Proxy Statement”) is furnished in connection with the solicitation by management of Mercer International Inc. of proxies for use at the annual meeting of our shareholders (“Shareholders”) to be held at the Terminal City Club, 837 West Hastings Street, Vancouver, British Columbia, Canada at 9:00 a.m. (Vancouver time) on May 29, 2015 (the “Meeting”), or any adjournment, postponement or rescheduling thereof.

References to “we”, “our”, “us”, the “Company” or “Mercer” in this Proxy Statement mean Mercer International Inc. and its subsidiaries unless the context clearly suggests otherwise. References to “fiscal year” means an annual period ended December 31. Information herein for 2014 generally refers to our 2014 fiscal year.

If a proxy in the accompanying form (a “Proxy”) is properly executed and received by us prior to the Meeting or any adjournment, postponement or rescheduling thereof, our shares of common stock, par value $1.00 per share, herein referred to as the “Shares”, represented by such Proxy will be voted in the manner directed. In the absence of voting instructions, the Shares will be voted for the proposals set out in the accompanying Notice of Annual Meeting of Shareholders. Please see the Proxy for voting instructions.

A Proxy may be revoked at any time prior to its use by filing a written notice of revocation of proxy or a later dated Proxy with the Company’s registrar and transfer agent at Computershare, c/o Proxy Services, 250 Royall Street, Canton, MA 02021. A Proxy may also be revoked by submitting another Proxy with a later date over the Internet, by telephone, to our registrar and transfer agent or by voting in person at the Meeting. Attending the Meeting will not, in and of itself, constitute revocation of a Proxy.

The holders of one-third of the outstanding Shares entitled to vote at the Meeting, present in person or represented by Proxy, constitutes a quorum for the Meeting. Shares represented by proxies that reflect abstentions or broker non-votes (i.e., Shares held by a broker/dealer or other nominee that are not voted because the broker/dealer or other nominee does not have the authority to vote on a particular matter) will be counted as Shares that are present and entitled to vote for the purposes of determining the presence of a quorum for the Meeting.

Our proxy materials related to the Meeting are available on the Internet. The rules governing Internet availability of proxy materials allow companies to provide access to proxies in one of two ways. We have elected to utilize the full set delivery option for all registered Shareholders and beneficial owners of 1,000,000 Shares or more held in street name (that is, through a broker/dealer or other nominee). These Shareholders will be mailed paper copies of all our proxy materials, including this Proxy Statement, accompanying Proxy and our annual report for 2014, which includes our annual report on Form 10-K for the fiscal year ended December 31, 2014 (the “2014 Annual Report”), on or about April 24, 2015. Beneficial owners of less than 1,000,000 Shares held in street name will be mailed a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) from an agent on behalf of such beneficial owner’s bank, broker or other nominee, as applicable, including instructions on how to access the proxy materials and requests for voting instructions. This Proxy Statement, accompanying Proxy and the 2014 Annual Report will be available on or about April 17, 2015 at www.proxyvote.com for Shareholders.

In addition to mailing this Proxy Statement, the accompanying Proxy and the 2014 Annual Report to registered Shareholders and beneficial owners of 1,000,000 Shares or more held in street name, the Company has asked banks and brokers to forward copies of the Notice of Internet Availability and, upon request, paper copies of the proxy materials to our beneficial owners of less than 1,000,000 Shares held in street name. The Company will reimburse the banks and broker/dealers or other nominees for their reasonable out-of-pocket expenses in doing so. Proxies may also be solicited by mail, telephone, facsimile or personal contact by our directors, officers or regular employees without additional compensation. All proxy-soliciting expenses in connection with the solicitation of votes for the Meeting will be borne by the Company.

Our Board has set the close of business on March 20, 2015 as the record date (the “Record Date”) for the determination of Shareholders entitled to notice of and to vote at the Meeting or any adjournment, postponement or rescheduling thereof.

COMMONLY ASKED QUESTIONS AND ANSWERS

Q:	Why am I receiving this Proxy Statement and Proxy?

A:

This Proxy Statement describes the proposals upon which you, as a Shareholder, will vote at the Meeting. It also gives you information on the proposals, as well as other information so that you can make an informed decision.

Q:	Why did I receive a Notice of Internet Availability instead of a full set of proxy materials?

A:

Rules adopted by the Securities and Exchange Commission, referred to as the “SEC”, allow companies to choose the method for delivering proxy materials to shareholders. While we continue to deliver a full set of the proxy materials to our registered shareholders and to beneficial owners of 1,000,000 Shares or more held in street name, we have elected to mail a notice regarding the availability of proxy materials on the Internet rather than sending a full set of these materials in the mail to the beneficial owners of less than 1,000,000 Shares held in street name. This notice will be mailed to our beneficial Shareholders of less than 1,000,000 Shares held in street name beginning on or around April 17, 2015, and our proxy materials will be posted on both our corporate website (www.mercerint.com) and the website referenced in the notice (www.proxyvote.com) on the same day. Utilizing this method of delivery expedites receipt of proxy materials by our beneficial Shareholders and lowers the cost of the Meeting. If you are a beneficial owner of less than 1,000,000 Shares held in street name and would like to receive a paper or email copy of the proxy materials, you should follow the instructions in the notice for requesting copies.

Q:	What is the Proxy?

A:

The Proxy enables you to appoint Jimmy S.H. Lee and David M. Gandossi as your representatives at the Meeting. By completing and returning the Proxy, you are authorizing Mr. Lee and Mr. Gandossi to vote your Shares at the Meeting as you have instructed them on the Proxy. This way your Shares will be voted whether or not you attend the Meeting. Even if you plan to attend the Meeting, it is a good idea to complete and return your Proxy before the date of the Meeting just in case your plans change.

Q:	Who can vote at the Meeting?

A:

Registered Shareholders who own our Shares on the Record Date may attend and vote at the Meeting. Each Share is entitled to one vote. There were 64,463,896 Shares outstanding on the Record Date. If you own your Shares through a brokerage account or in another nominee form, you must provide instructions to the broker or nominee as to how your Shares should be voted. Your broker or nominee will generally provide you with the appropriate forms at the time you receive this Proxy Statement. If you own your Shares through a brokerage account or nominee, you cannot vote in person at the Meeting unless you receive a Proxy from the broker or the nominee.

Q:	What am I voting on?

A:

We are asking you to vote: (i) for the election of the Company’s directors for the ensuing year; (ii) for the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2015; and (iii) for the approval, on a non-binding advisory basis, of the compensation disclosed in this Proxy Statement of the Company’s executive officers who are named herein in the Summary Compensation Table.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH OF THESE PROPOSALS.

Q:	How do I vote?

A:	Registered Shareholders may vote on the Internet, by mail, in person at the Meeting or by phone.

Voting on the Internet. Go to www.investorvote.com/merc or scan the QR code below with your smartphone:

Follow the instructions to obtain your records and submit an electronic ballot. You should have your Proxy in hand when you access the website.

Voting by Mail. Complete, date, sign and mail the Proxy in the enclosed postage pre-paid envelope. If you mark your voting instructions on the Proxy, your Shares will be voted as you instruct. Please see the Proxy for voting instructions.

Voting in Person. If you are a registered Shareholder and attend the Meeting, you may vote in person as instructed at the Meeting. However, if you hold your Shares in street name and you wish to attend and vote your Shares at the Meeting, you will first need to obtain a legal proxy from your broker, bank or other intermediary that is the holder of record of your Shares and bring it with you to the Meeting. Otherwise, you will not be permitted to vote in person at the Meeting.

Voting by Telephone. Call 1-800-652-VOTE (8683) from any touch-tone telephone and follow the instructions. You should have your Proxy in hand when you call.

If you own your Shares through a brokerage account or in other nominee form, you should follow the instructions you receive from the record holder to see which voting methods are available.

Q:	What does it mean if I receive more than one Proxy?

A:	It means that you hold Shares in multiple accounts. Please complete and return all Proxies to ensure that all your Shares are voted in accordance with your instructions.

Q:	What if I change my mind after returning my Proxy?

A:	If you are a registered Shareholder, you may revoke your Proxy and change your vote at any time before it is voted at the Meeting. You may do this by:

•	sending a signed notice of revocation of proxy to our registrar and transfer agent at the address set out above stating that the Proxy is revoked; or

•	submitting another Proxy with a later date over the Internet, by telephone or to our registrar and transfer agent at the address set out above; or

•	voting at the Meeting.

Your Proxy will not be revoked if you attend the Meeting but do not vote.

If you own your Shares through a broker or other nominee and wish to change your vote, you must send those instructions to your broker or nominee.

Q:	Will my Shares be voted if I do not sign and return my Proxy?

A:

If your Shares are registered in your name, they will not be voted unless you submit your Proxy or vote in person at the Meeting. If your Shares are held in street name, your broker/dealer or other nominee will not have the authority to vote your Shares unless you provide instructions. If you do not instruct such broker/dealer or other nominee as to how to vote your Shares, NASDAQ rules allow such nominee to vote your Shares only on routine matters. Proposal 2, the ratification of the selection of the Company’s independent registered public accounting firm for fiscal 2015, is the only matter for consideration at the Meeting that NASDAQ rules deem to be routine. For all other proposals, you must submit voting instructions to the nominee that holds your Shares if you want your vote to count.

Q:	Who will count the votes?

A:

Agents of the Company will tabulate the Proxies. Additionally, votes cast by Shareholders voting in person at the Meeting are tabulated by a person who is appointed by our management before the Meeting.

Q:	How many Shares must be present to hold the Meeting?

A:	To hold the Meeting and conduct business, at least one-third of the outstanding Shares entitled to vote at the Meeting must be present at the Meeting. This is called a quorum.

Votes are counted as present at the Meeting if a Shareholder either:

•	is present and votes in person at the Meeting; or

•	has properly submitted a Proxy.

Abstentions and broker non-votes (i.e., Shares held by a broker/dealer or other nominee that are not voted because the broker/dealer or other nominee does not have the authority to vote on a particular matter) will be counted for the purposes of determining the presence of a quorum.

Q:	How many votes are required to elect directors?

A:

The affirmative vote of a majority of the Shares voted at the Meeting is required to elect our directors. However, our corporate governance guidelines, referred to as the “Governance Guidelines”, provide that in uncontested directors’ elections any nominee for director who receives a greater number of votes “Withheld” for his or her election than votes “For” such election (a “Majority Withheld Vote”) will promptly tender his or her resignation as a director to our Governance and Nominating Committee which will, without participation of the director so tendering his or her resignation, consider the resignation offer and recommend to the Board whether to accept it. The Board, without participation by the director so tendering his or her resignation, will act on the Governance and Nominating Committee’s recommendation within 90 days following certification of the Shareholder vote. We will promptly issue a press release disclosing the Board’s decision and, if the Board rejects the resignation offer, its reasons for such decision. We will also promptly disclose this information in a filing with the SEC.

Q:	How many votes are required to adopt the other proposals?

A:

The ratification of the appointment of PricewaterhouseCoopers LLP and the non-binding approval of the compensation of our executive officers named herein will require the affirmative vote of a majority of the Shares represented at the Meeting and entitled to vote thereon.

Q:	What is the effect of withholding votes or “abstaining”?

A:

You can withhold your vote for any nominee in the election of directors. Withheld votes will be excluded entirely from the vote and will have no effect on the outcome (other than potentially triggering the director resignation requirements set forth in our Governance Guidelines and as described above). On other proposals, you can “Abstain”. If you abstain, your Shares will be counted as present at the Meeting for purposes of that proposal and your abstention will have the effect of a vote against the proposal.

Q:	How are votes counted?

A:

You may vote “For” or “Withhold” your vote on the proposal to elect directors. You may vote “For” or “Against” or “Abstain” on the proposals to ratify the selection of our independent registered public accounting firm and approve the compensation of our executive officers named herein. If you withhold or abstain from voting on a proposal, it will have the practical effect of voting against the proposal.

If you sign and return your Proxy without voting instructions, your Shares will be voted in accordance with the Board’s recommendations for the proposals described in this Proxy Statement.

Q:	Could other matters be discussed at the Meeting?

A:

We do not know of any other matters to be brought before the Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Meeting for consideration, the persons named in the Proxy will have the discretion to vote on those matters on your behalf.

Q:	Where and when will I be able to find the voting results?

A:	You can find the official results of voting at the Meeting in a current report on Form 8-K filed with the SEC within four business days of the Meeting.

Q:	Will the Company use the notice only option in the future?

A:

Although the Company has elected to use the full set delivery option for registered Shareholders and beneficial owners of 1,000,000 Shares or more held in street name and notice only option for beneficial owners of less than 1,000,000 Shares held in street name in connection with the Meeting, it may choose to use the notice only option for registered Shareholders and beneficial owners of 1,000,000 Shares or more held in street name in the future. We plan to evaluate the future possible cost savings as well as the possible impact on Shareholder participation as we consider the future use of the notice only option.

PROPOSAL 1 - ELECTION OF DIRECTORS

In accordance with our articles of incorporation and bylaws, each as may be amended from time to time, our Board is authorized to fix the number of the Company’s directors at not less than three (3) and not more than thirteen (13) and has fixed the number of directors at eight (8). There is currently a full complement of eight (8) members of the Board. Directors are elected at each annual meeting of Shareholders to hold office until the next annual meeting. The persons identified below are nominated to be elected at the Meeting for the ensuing year. All of the nominees are currently directors of the Company previously elected by Shareholders. Despite the expiration of a director’s term, the director shall continue to serve until the director’s successor is elected and qualified or until there is a decrease in the number of directors. If for any unforeseen reason any of the nominees for director declines or is unable to serve, Proxies will be voted for the election of such other person or persons as shall be designated by the directors. Our Board has no reason to believe that any of the nominees will be unable or will decline to serve, if elected. Proxies received which do not specify a choice for the election of the nominees will be voted “FOR” each of the nominees. Proxies cannot be voted for more than eight (8) persons since that is the total number of nominees.

Set forth below is certain information furnished to us by the director nominees. There are no family relationships among any of our current directors, nominees or executive officers. None of the corporations or other organizations referenced in the biographical information below is a parent, subsidiary or other affiliate of the Company.

We believe that our directors should satisfy a number of qualifications, including demonstrated integrity, a record of personal accomplishments, a commitment to participation in board activities and other traits discussed below in “Our Director Nominations Process”. We also endeavor to have a Board representing a range of skills and depth of experience in areas that are relevant to and contribute to the Board’s oversight of our operations.

We believe that the following nominees represent a desirable mix of backgrounds, skills and experiences. Additionally, we believe that the specific leadership skills and other experiences of the nominees described below, particularly in the areas of forest products, senior executive leadership, financial accounting/reporting, public company board experience, investment management, capital markets and finance, provide us with the perspectives and judgment necessary to guide our strategies and monitor their execution.

Following the biographical information for each director nominee, we describe the key experience, qualifications and skills our director nominees bring to the Board that, for reasons discussed below, are important in our business. The Board considered these experiences, qualifications and skills and the directors’ other qualifications in determining to recommend that the directors be nominated for election:

•

Forest products and related industry experience. We seek directors who have knowledge of and experience in the forest products industry, which is useful in understanding the operations of large manufacturing facilities, fiber procurement, pulp and energy production, logistics and sales aspects of our business.

•

Senior leadership experience. We believe that it is important for our directors to have served in senior leadership roles at other organizations, which demonstrates strong abilities to motivate and manage others, to identify and develop leadership qualities in others and to manage organizations.

•

Public company board experience. Directors who have served on other public company boards can offer advice and guidance with respect to board functions, oversight and leadership, the relationship between the board and management and other matters, including corporate governance, executive compensation and oversight of strategic, risk-management, operational and compliance-related matters.

•

Capital markets and financial experience. Directors who have capital markets experience can offer advice and perspective on investor expectations and perspectives, capital raising, financing strategic transactions, including mergers and acquisitions and financial statements and financial reporting matters.

•

International business experience. We operate internationally and all of our employees are outside the United States and a majority are outside North America. A significant majority of our customers are located in Europe and China. Accordingly, international business experience is desirable for our directors to have.

Nominees for Election as Directors

Jimmy S.H. Lee, age 58, has served as director since May 1985 and President and Chief Executive Officer since 1992. Previously, during the period when MFC Bancorp Ltd. was our affiliate, he served as a director from 1986 and President from 1988 to December 1996 when it was spun out. Mr. Lee was also a director of Quinsam Capital Corp. from March 2004 to November 2007 and Fortress Paper Ltd. from August 2006 to April 2008. During Mr. Lee’s tenure with Mercer, we acquired the Rosenthal mill and converted it to the production of kraft pulp, constructed and commenced operations at the Stendal mill and acquired the Celgar mill. He holds a Bachelor of Science Degree in Chemical Engineering from the University of British Columbia, Canada.

Mr. Lee possesses particular knowledge and experience in our business as a “founder” and as our Chief Executive Officer for over 23 years. He also has broad knowledge and experience in finance and banking, credit markets, international pulp markets, derivative risk management and capital allocation. Through his experience and background, Mr. Lee provides vision and leadership to the Board. Mr. Lee also provides the Board with insight and information regarding our strategy, operations and business.

Eric Lauritzen, age 76, has served as a director since June 2004. From 1994 until his retirement in 1998, he was President and Chief Executive Officer of Harmac Pacific, Inc., a TSX-listed pulp producer that was acquired by Pope & Talbot Inc. From 1981 to 1994, he served as Vice President, Pulp and Paper Marketing of MacMillan Bloedel Limited, a TSX-listed North American pulp and paper company that was acquired by Weyerhaeuser Company Limited. Mr. Lauritzen has accumulated extensive executive, production and marketing experience in the pulp and paper industry, particularly in the softwood kraft pulp sector. He received his Bachelor of Commerce degree in 1961 from the University of British Columbia and his M.B.A. in 1963 from Harvard Business School.

Mr. Lauritzen brings to the Board broad industry and leadership experience and understanding of the pulp business on a global basis, including sales and marketing. He also provides leadership to our Board on board practices, governance matters and succession planning in his role as the Lead Director of the Board.

William D. McCartney, age 59, has served as a director since January 2003. He has been the President and Chief Executive Officer of Pemcorp Management Inc., a corporate finance and management consulting firm, since its inception in 1990. From 1984 to 1990, he was a founding partner of Davidson & Company, Chartered Accountants, where he specialized in business advisory services. He has been involved with numerous capital restructuring and financing events involving several public companies and brings substantial knowledge relating to the financial accounting and auditing processes. He is a member of the Local Advisory Committee of the TSX and TSX Venture Exchange. He is a chartered accountant and has been a member of the Canadian Institute of Chartered Accountants since 1980. He holds a Bachelor of Arts degree in Business Administration from Simon Fraser University.

Mr. McCartney has extensive experience in accounting, financial and capital markets. He provides the Board with insight and leads its review and understanding of accounting, financial and reporting matters. Mr. McCartney provides the Board experience and leadership on accounting and financial matters in his role as Chair of the Board’s Audit Committee.

Graeme A. Witts, age 76, has served as a director since 2003. He is also a Director and the former Chairman of Azure Property Group, SA, a European hotel group. He organized Sanne Trust Company Limited, a trust company located in the Channel Islands, in 1988 and was Managing Director from 1988 to 2000, when he retired. Mr. Witts has previous executive experience with the Procter & Gamble Company, as well as with Clarks shoes. He also has experience in government auditing and brings significant financial accounting knowledge from a global perspective. Mr. Witts is a fellow of the Institute of Chartered Accountants of England and Wales and holds a masters degree in chemistry from Oxford University and a research degree in magnetic resonance.

Mr. Witts has extensive experience in global accounting and financial matters, which he brings to the Board along with senior executive experience with large international companies. His broad knowledge and senior level experience in European businesses, accounting and financing matters provide valuable insights to the Board.

Bernard Picchi, age 65, has served as a director since June 2011. He is now Managing Director of Private Wealth Management for Palisade Capital Management, LLC, of Fort Lee, New Jersey, and has been in that role since July 2009. Before joining Palisade, Mr. Picchi served as Managing Partner of Willow Rock Associates from August 2008 through June 2009, a company which advised securities firms on energy investments. From March 2003 through July 2008, Mr. Picchi served as Senior Energy Analyst at two independent research firms based in New York City, Foresight Research Solutions (2003-2005) and Wall Street Access (2006-2008). From 1999 through 2002, he was Director of U.S. Equity Research at Pittsburgh-based Federated Investors, where he also managed the Capital Appreciation Fund, a 5-star rated (during his tenure) $1.5 billion equity mutual fund. Before Federated Investors, Mr. Picchi enjoyed a 20-year career on Wall Street (Salomon Brothers, Kidder Peabody, and Lehman Brothers) both as an award-winning energy analyst and as an executive (Director of U.S. Equity Research at Lehman in the mid-1990s). He began his post-college career at Mellon Bank in Pittsburgh, Pennsylvania. Mr. Picchi holds a Bachelor of Science degree in Foreign Service from Georgetown University, and he has achieved the professional designation Chartered Financial Analyst. He has also served on various non-profit boards, most notably that of the Georgetown University Library on which he has served for the past 30 years.

Mr. Picchi brings to our Board his significant experience and financial expertise in the capital markets, investments and analysis of public companies. His broad experience in the capital markets and particularly as a financial analyst and wealth manager provide the Board with valuable insight into the expectations, concerns and interests of investors, Shareholders and the capital markets generally.

James Shepherd, age 62, has served as a director since June 2011. He is also currently a director of Conifex Timber Inc., which is listed on the TSX Venture Exchange, and Buckman Laboratories International Inc. Mr. Shepherd was President and Chief Executive Officer of Canfor Corporation from 2004 to 2007 and Slocan Forest Products Ltd. from 1999 to 2004. He is also the former President of Crestbrook Forest Industries Ltd. and Finlay Forest Industries Limited and the former Chairman of the Forest Products Association of Canada. Mr. Shepherd has previously served as a director of Canfor Corporation as well as Canfor Pulp Income Fund (now Canfor Pulp Products Inc.). Mr. Shepherd holds a degree in Mechanical Engineering from Queen’s University.

Mr. Shepherd has held several chief executive officer leadership and other senior positions in the forest industry. As a result, Mr. Shepherd brings to the Board extensive senior executive experience relevant to our operations and an understanding of all aspects of the forest products business, ranging from fiber harvesting to lumber and pulp and paper operations. He also brings to our Board significant experience and background in the designing, execution and implementation of large, complex capital projects at large manufacturing facilities like our mills.

Keith Purchase, age 71, has served as a director since June 2012. Mr. Purchase was Executive Vice-President and Chief Operating Officer for MacMillan Bloedel Ltd. from 1998 to 1999, President and Chief

Executive Officer of TimberWest Forest Ltd. from 1994 to 1998 and Managing Director of Tasman Pulp and Paper from 1990 to 1994. Mr. Purchase was previously a director of Catalyst Paper Corporation and Chair of its board of directors.

Mr. Purchase has held several very senior positions in significant companies involved the forestry industry. He brings to the Board extensive senior executive experience relevant to the Company’s operations, as well as significant board of director leadership experience from a wide variety of companies.

Nancy Orr, age 64, has served as a director since May 2013. Ms. Orr is also a director of Protocol Biomass Corp., Prometic Life Sciences Inc. and Ressources Québec, a subsidiary of Investissements Québec. Ms. Orr’s previous experience includes serving as President of Dynamis Group Inc. from 1991 to 2007, a private company involved in the energy and wood recycling sectors in Europe and the United States. Ms. Orr also served as Interim Chief Financial Officer of Redline Communications Inc., where she also served as a director, Chair of its Audit Committee and a member of its Compensation Committee. She brings to the Board significant experience as a senior executive, director and audit and compensation committee member of a wide variety of publicly traded companies and government corporations, including the Bank of Canada, Dundee Wealth Management Inc., Fibrek Inc., Donohue Inc., les Services Financiers CDPQ – la Caisse de dépôt et placement du Québec, les H.E.C.-Montréal and FRV Media Inc. Ms. Orr is a member of the Women Corporate Directors and a Fellow member of the Chartered Professional Accountants of Quebec and holds a Master of Business Administration from Queen’s University and a Bachelor of Arts degree from the University of Western Ontario.

Ms. Orr brings to the Board extensive experience and knowledge in the forest products industry and in financial and accounting matters. She provides the Board with valuable experience and insight into board and governance practices and accounting matters.

Majority Withheld Policy in Uncontested Director Elections

In order to provide Shareholders with a meaningful role in the outcome of director elections, our Board has adopted a provision on voting for directors in uncontested elections as part of our Governance Guidelines. In general, this provision provides that any nominee in an uncontested election who receives more votes “Withheld” for his or her election than votes “For” his or her election must promptly tender an offer of resignation following certification of the Shareholder vote to our Governance and Nominating Committee which will, without the participation of any director so tendering his or her resignation, consider the resignation and recommend to the Board whether to accept the resignation offer. The Board, without the participation of any director so tendering his or her resignation, will act on the Governance and Nominating Committee’s recommendation within 90 days following certification of the Shareholder vote. Any such tendered resignation will be evaluated in light of the best overall interests of the Company and its Shareholders. Our Board’s decision will be disclosed in a Form 8-K furnished by the Company to the SEC within four business days of the decision. If our Board decides to turn down the tendered resignation, or to pursue any additional action (as described above or otherwise), then the Form 8-K will disclose the Board’s reasons for doing so. If each member of the Governance and Nominating Committee receives a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote will act as a committee to consider the resignation offers and recommend to the Board whether to accept them. Any director who offers to resign pursuant to this provision will not participate in any actions by either the Governance and Nominating Committee or the Board with respect to accepting or turning down his or her own resignation offer. The complete terms of this provision are included in our Governance Guidelines which can be found at the “Governance” link on our website at www.mercerint.com.

The election of directors at the Meeting is an uncontested election.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.

CORPORATE GOVERNANCE AND BOARD MATTERS

Governance Guidelines

Our Board has adopted Governance Guidelines which are intended to provide a set of guidelines to assist it in ensuring that we adhere to proper standards of good governance. Such guidelines are reviewed regularly and revised as necessary or appropriate in response to changing regulatory requirements and evolving best practices. Our Governance Guidelines are available on our website at www.mercerint.com under “Governance”.

Board Meetings and Attendance

Our Governance Guidelines provide for:

•	the duties and responsibilities of the Board, its committees and the officers of the Company; and

•	practices with respect to the holding of regular quarterly and strategic meetings of the Board, including separate meetings of non-employee directors.

In 2014:

•	each current member of the Board attended at least 75% of all meetings of our Board and of the committees of the Board on which they served in 2014; and

•

all of our directors attended the annual meeting held in May 2014. (Although we do not have a formal policy with respect to attendance of directors at our annual meetings, all directors are encouraged and expected to attend such meetings, if possible.)

Current committee membership and the number of meetings of our full Board and committees held in 2014 are shown in the table below:

	Board	Audit Committee	Compensation and Human Resources Committee	Governance and Nominating Committee	Environmental, Health and Safety Committee
Jimmy S.H. Lee	Member				Member
Eric Lauritzen	Lead Director			Chair
William D. McCartney	Member	Chair		Member
Graeme A. Witts	Member		Member	Member
Bernard Picchi	Member		Chair
James Shepherd	Member	Member			Chair
R. Keith Purchase	Member		Member		Member
Nancy Orr	Member	Member	Member
Number of 2014 Meetings	6	5	4	4	4

Our committee meetings are generally open to all directors, who often voluntarily attend all Board committee meetings.

Affirmative Determination Regarding Director Independence

The NASDAQ listing standards require that a majority of the members of a listed company’s board of directors be independent. Based upon the NASDAQ rules, our Board has determined that each current member of and nominee for the Board, other than our Chief Executive Officer, Mr. Lee, is independent.

Board Leadership Structure

Our Board is responsible for overseeing the exercise of corporate power and seeing that our business and affairs are managed to meet our own stated goals and objectives and that the long-term interests of our Shareholders are served.

The Governance and Nominating Committee, which is made up entirely of independent directors, is responsible for the continuing review of the governance structure of the Board, and for recommending to the Board governance structures and practices best suited to the Company’s particular situation. The Governance and Nominating Committee determines what leadership structure it deems appropriate, based on factors such as experience of the applicable individuals and the current business environment.

The Governance and Nominating Committee has determined currently that having our Chief Executive Officer also serve as Chairman of the Board is in the best interests of Shareholders. Given Mr. Lee’s in-depth knowledge of our business as a “founder”, his leadership in formulating and implementing strategic initiatives and the current regulatory and market environment, both the Governance and Nominating Committee and the Board as a whole believe that having one leader serving as both Chairman and Chief Executive Officer provides the most decisive and effective leadership. Further, having a combined Chairman and Chief Executive Officer enables the Company to speak with a unified voice to Shareholders, employees, governmental and regulatory agencies and other stakeholders. Additionally, since Mr. Lee has served as our Chief Executive Officer for the past 23 years and was instrumental in the Company’s development, the Board believes that this current leadership structure is optimal for the Company because it provides the Company with strong, consistent leadership.

In considering its leadership structure, the Board has taken a number of factors into account. In particular, the Governance and Nominating Committee has sought to ensure that independent backgrounds and opinions dominate both the Board and the Board’s committees. Consequently, the Board, which consists of all independent directors, other than Mr. Lee, who are highly qualified and experienced, exercises a strong, independent oversight function. This oversight function is enhanced by the fact that all of the chairs of our Board committees are independent directors, and the Audit Committee, Compensation and Human Resources Committee and Governance and Nominating Committee are composed entirely of independent directors.

Our Board leadership structure supports the independence of our non-employee directors. As specified in our Governance Guidelines, the Board has designated one of its independent members as Lead Director. Under the leadership of our Lead Director, our independent directors also meet separately to discuss a variety of matters affecting the Company. Executive sessions of non-employee directors without the presence of management are held regularly, generally before Board meetings, to review, among other things, the criteria upon which the performance of senior officers is based, the Company’s governance practices, the reports of our independent registered public accounting firm and any other relevant matters. The Lead Director, with input from our other non-employee directors, develops the agenda for and presides over these meetings. The Lead Director also has the authority to call such meetings of the independent directors as he determines from time to time. Meetings are also held formally and informally from time to time with our Chief Executive Officer for general discussions of relevant subjects. All of our non-employee directors are independent under applicable laws and regulations and the listing standards of NASDAQ. In 2014, our independent directors met four times.

Mr. Lauritzen was appointed Lead Director and Chair of our Governance and Nominating Committee in January 2012.

The role of the Lead Director is to provide leadership to non-employee directors on the Board and to ensure that the Board can operate independently of management and that directors have an independent leadership contact. Specifically, the Lead Director has significant responsibilities, including:

•	serving as a liaison between the independent directors and the Chairman and senior management of the Company;

•	ensuring that the Board has adequate resources to support its decision-making process and is appropriately approving strategy and supervising management;

•	establishing procedures to govern the Board’s work;

•	developing and approving agendas and schedules for Board and committee meetings, as well as the agenda and materials for meetings of independent directors;

•	annually reviewing the effectiveness of the Board and committees;

•	leading and assisting the Board in the discharge of its duties and responsibilities;

•	ensuring that independent directors have adequate opportunities to meet and discuss without management present;

•	chairing meetings of the Board when the Chairman is not in attendance;

•	ensuring delegated committee functions are carried out and reported to the Board;

•	being the senior spokesman for the Board on governance matters and executive management compensation matters; and

•	ensuring that the Board receives adequate and regular updates from the Chief Executive Officer on all issues important to the business and future of the Company.

Most significantly, the position of Lead Director comes with a clear mandate and significant authority. While the Lead Director is elected annually, in order to provide consistency and continuity, it is generally expected that he or she will serve for more than one year.

The Board believes that our leadership structure of combining the Chairman and Chief Executive Officer roles as part of a governance structure that includes a Lead Director, plus the exercise of key Board oversight responsibilities by independent directors, is appropriate for the Company at this time.

Committees of the Board

Our Board currently has four standing committees: the Audit Committee, the Compensation and Human Resources Committee, the Governance and Nominating Committee and the Environmental, Health and Safety Committee. Each committee operates under a written charter which is part of our Governance Guidelines and available on our website at www.mercerint.com under “Governance”.

The composition of each Board committee is set forth below.

Director	Audit Committee	Compensation and Human Resources Committee	Governance and Nominating Committee	Environmental, Health and Safety Committee
Jimmy S.H. Lee				Member
Eric Lauritzen			Chair
William D. McCartney	Chair		Member
Graeme A. Witts		Member	Member
Bernard Picchi		Chair
James Shepherd	Member			Chair
Keith Purchase		Member		Member
Nancy Orr	Member	Member

Audit Committee

The NASDAQ rules require our Audit Committee to be comprised only of independent directors. The Audit Committee currently consists of three directors and our Board has determined that all three current members meet the independence requirements of the NASDAQ rules. Our Board has also determined that the Committee Chair, Mr. McCartney, qualifies as an “audit committee financial expert”, as defined in applicable SEC rules and applicable NASDAQ listing standards.

Established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our Audit Committee oversees, on behalf of the Board, our corporate accounting, financial reporting process and systems of internal accounting and financial controls. For this purpose, the primary responsibilities of our Audit Committee are to:

•	oversee our accounting and financial processes, including the review of the financial statements to be included in our annual reports on Form 10-K and quarterly reports on Form 10-Q;

•

approve the Company’s independent registered public accounting firm and oversee the relationship, including reviewing registered public accounting firm independence, the scope of their work and the pre-approval of audit and non-audit services;

•	meet with and review the results of the annual audit performed by the independent public accountants and the results of their review of our quarterly financial statements;

•	recommend the selection of the Company’s independent registered public accounting firm; and

•	review and approve the terms of all related party transactions.

Our Audit Committee is also responsible for establishing and maintaining procedures for receiving, reviewing and responding to complaints regarding accounting, internal accounting controls or auditing matters.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee currently consists of four directors, all of whom our Board has determined to be independent directors under NASDAQ rules.

The primary responsibilities of our Compensation and Human Resources Committee are to:

•	review and approve the strategy and design of the Company’s compensation, equity-based and benefits programs;

•

analyze executive compensation data, including base salaries, annual bonuses, long-term incentives and pay, as well as executive compensation principles, strategies, trends, regulatory requirements and current programs;

•	review and approve all compensation awarded to the Company’s executive officers;

•	periodically review and make recommendations to our Board with respect to director compensation, including compensation for members of committees of the Board;

•	administer the Company’s equity incentive plan, including reviewing and approving equity grants to executive officers;

•	review annual goals and objectives of our key executive officers;

•	review annual performance objectives and actual performance against previous year’s goals to evaluate individual performance and, in turn, compensation levels;

•	review and approve succession plans for our key executive officers; and

•	review individual specific training and development requirements for our key executive officers.

Executive Succession Planning. In light of the importance of executive leadership to our business, our Compensation and Human Resources Committee, pursuant to its charter, reviews at least annually the performance of members of our senior management team, including executive officers, and succession plans for each officer’s position. Further, our Compensation and Human Resources Committee also conducts, at least twice annually, a review of, and provides approval for, management development and succession planning practices and strategies. In addition, the Compensation and Human Resources Committee, in consultation with our Chief Executive Officer, will review succession plans with the Board and provides the Board with recommendations as to potential succession in the event of each senior officer’s termination of employment with the Company for any reason (including death or disability).

CEO Succession Planning. Our CEO provides an annual review to the Board assessing the members of our senior executive and their potential to succeed him. This review is developed in consultation with our Lead Director and our Compensation and Human Resources Committee. It includes a discussion of development plans for our executives to help prepare them for future successes and contingency plans in the event of our CEO’s termination of employment with us for any reason (including death or disability) as well as our CEO’s recommendation as to his successor.

All such information is provided to the Board. The full Board has the primary responsibility to develop succession plans for the position of Chief Executive Officer.

Governance and Nominating Committee

The Governance and Nominating Committee currently consists of three directors, all of whom our Board has determined to be independent directors under NASDAQ rules.

The primary responsibilities of our Governance and Nominating Committee are to:

•	manage the corporate governance system of the Board;

•	assist the Board in fulfilling its duties to meet applicable legal and regulatory and self-regulatory business principles and codes of best practice;

•	assist in the creation of a corporate culture and environment of integrity and accountability;

•	in conjunction with the Lead Director, monitor the quality of the relationship between the Board and management;

•	review management succession plans;

•	recommend to the Board nominees for appointment to the Board;

•	lead the Board’s annual review of the Chief Executive Officer’s performance; and

•	set the Board’s forward meeting agenda.

Environmental, Health and Safety Committee

The Environmental, Health and Safety Committee currently consists of three directors and our Board has determined that all current members, other than Mr. Lee, are independent directors under NASDAQ rules.

The primary responsibilities of our Environmental, Health and Safety Committee are to:

•	review, approve and, if necessary, revise the environmental, health and safety policies and environmental compliance programs of the Company;

•	monitor the Company’s environmental, health and safety management systems including internal and external audit results and reporting; and

•	provide direction to management on the frequency and focus of external independent environmental, health and safety audits.

Risk Oversight

Our executive officers are responsible for assessing and managing our various exposures to risk on a day-to-day basis, including the creation and implementation of appropriate risk management policies and programs. Specifically, our Governance Guidelines require our management to implement appropriate procedures and systems to attempt to identify the principal risks to our business.

Our Board has overall responsibility for overseeing our executive officers in the execution of these responsibilities and for assessing our overall approach to risk management. We conduct a review of risks at least annually and report to the Board on the results of such review. This review includes an identification of specific risks, ranking of the likelihood and magnitude of the effect of those risks, scenario analysis, review of risk appetite and a review of mitigation plans. We analyze risk areas that have the potential to materially affect our business over the long term and integrate this information into the planning in our report to the Board.

Additionally, while oversight of our risk management process is a full Board responsibility, the responsibility for monitoring financial risks has been delegated to the Audit Committee. In accordance with the requirements of our Governance Guidelines, the Audit Committee meets periodically with management to review our major financial risk exposures and the steps our management has taken to monitor and control such exposures. Such risk exposures and steps are reported by the Audit Committee to the full Board.

Further, the Board’s other committees, including the Compensation and Human Resources Committee, the Governance and Nominating Committee and the Environmental, Health and Safety Committee, oversee risks associated with their respective areas of responsibility. For example, the Compensation and Human Resources Committee considers the risks associated with our compensation policies and practices, while the Environmental, Health and Safety Committee considers the principal areas of environmental, health and safety risks facing us and whether sufficient resources have been allocated to address such risks. The Board is kept abreast of its committees’ risk oversight and other activities via reports of the committee chairmen to the full Board. These reports are presented at every regular Board meeting and include discussions of committee agenda topics, including matters involving risk oversight.

The Board’s role in risk oversight has not had any effect on the Board’s leadership structure.

Our Director Nominations Process

Our Board is responsible for approving candidates for Board membership. The Board has delegated the screening and recruitment process to our Governance and Nominating Committee in consultation with our Chairman and Chief Executive Officer.

Criteria for Directors

Our Board believes that certain criteria should be met by director nominees to ensure effective corporate governance, support the Company’s strategies and businesses, account for individual director attributes and the effect of the overall mix of those attributes on the Board’s effectiveness, and support the successful recruitment of qualified candidates for the Board. Qualified candidates are those who, in the judgment of the Governance and Nominating Committee, possess certain personal attributes and a sufficient mix of experience and related attributes to assure effective service on the Board. The personal attributes of director nominees that the Governance and Nominating Committee considers include:

•

Integrity. Each candidate shall be an individual who has demonstrated integrity and ethics in his or her personal and professional life and has established a record of professional accomplishment in his or her chosen field;

•	Best Interests of All Shareholders. Each candidate must be prepared to represent the best interests of all Shareholders and not just one particular constituency;

•

Experience. Each candidate should possess professional and personal experiences and expertise relevant to our goals of being one of the world’s leading northern bleached softwood kraft (“NBSK”) pulp producers and a significant producer of “green” energy and chemical by-products. Such candidate’s experiences and expertise should also contribute to our pursuit of initiatives to generate additional revenues from the manufacture of by-products, such as chemicals, and the use of innovative cellulose technologies. At this stage of our development, relevant experiences might include, among other things, forest products CEO experience, international experience, other public company board experience and relevant senior-level expertise in one or more of the following areas: timber harvesting, bioenergy, chemicals, forest products, pulp mills, capital markets, finance and accounting;

•

Active Participation. Each candidate must be prepared to participate fully in Board activities, including active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and the committee(s) of which he or she is a member, and not have other personal or professional commitments that would, in the Governance and Nominating Committee’s sole judgment, interfere with or limit his or her ability to do so;

•

Independence. No candidate, or family member (as defined in NASDAQ rules) or affiliate or associate (as defined in federal securities laws) of a candidate, shall have any material personal, financial or professional interest in any present or potential competitor of the Company;

•	Collegiality. Each candidate should contribute positively to the existing chemistry and collegial culture among Board members; and

•

Diversity. Each candidate should contribute to the Board’s overall diversity – diversity being broadly construed to mean a variety of viewpoints, perspectives, personal and professional experiences and backgrounds, such as nationality, gender and ethnicity differences.

Processes for Identifying Director Candidates

Our Governance and Nominating Committee has two principal methods for identifying potential Board candidates (other than those proposed by Shareholders, as discussed below). First, such Committee solicits ideas for possible candidates from a number of sources, including other members of the Board, senior executives, individuals personally known to Board members and research. Additionally, the Governance and Nominating Committee may, from time to time, use its authority under its charter to retain, at our expense, one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms). The Governance and Nominating Committee did not retain a search firm during fiscal 2014.

Our Governance and Nominating Committee will consider nominees recommended by Shareholders as candidates for Board membership. A Shareholder wishing to nominate a candidate for Board membership should provide written notice to the Governance and Nominating Committee in the care of the Secretary, Mercer International Inc., Suite 1120, 700 West Pender Street, Vancouver, B.C. V6C 1G8, Canada. To nominate a candidate for election to the Board at an annual meeting, the notice must be received not less than 120 days before the first anniversary of the date of the Company’s Proxy Statement released to Shareholders in connection with the annual meeting held in the prior year. The notice should contain information about both the nominee and the Shareholder making the nomination, including such information regarding each nominee required to be included in a proxy statement filed pursuant to SEC rules and regulations and such other information sufficient to allow the Governance and Nominating Committee to determine if the candidate meets the criteria for Board membership described above. The Governance and Nominating Committee may require that the proposed nominee furnish additional information to determine that person’s eligibility to serve as a director. All recommendations will be brought to the attention of the Governance and Nominating Committee.

Evaluation of Director Candidates

The Governance and Nominating Committee will consider and evaluate all candidates identified through the processes described above, including incumbents and candidates proposed by Shareholders.

If, based upon the Governance and Nominating Committee’s initial evaluation, the candidate continues to be of interest, members of the Governance and Nominating Committee will interview the candidate and communicate their evaluation to the rest of the Committee members and the Chairman and Chief Executive Officer. Additional meetings between the candidate and other members of the Governance and Nominating Committee and the Chairman and Chief Executive Officer may also be arranged. Ultimately, background and reference checks will be conducted by the Governance and Nominating Committee.

Recommendation and Nomination

After consideration, the Governance and Nominating Committee will finalize its list of recommended candidates to the Board for its consideration. Candidates who are then recommended by the Governance and Nominating Committee and approved by our Board are included in our recommended slate of director nominees in our proxy statement.

Potential Future Changes to Nomination Process

Our nomination policies are intended to provide a flexible set of guidelines for the effective functioning of our director nomination process. Our Governance and Nominating Committee reviews the nomination policy at least annually to consider and make such modifications as may be required to reflect our then needs and circumstances and to address any changes in applicable legal or listing standards. Our Governance and Nominating Committee may amend the nomination policy at any time, in which case the most current version will be available on our website.

Succession Planning and Management Development

We engage in a succession planning process whereby our Compensation and Human Resources Committee, together with our Chief Executive Officer, reviews our executive succession planning procedures, including management development activities, at least twice annually. We strive to appoint our most senior executives from within the Company. To this end, individuals who are identified as having potential for senior executive positions are evaluated by the Compensation and Human Resources Committee. The careers of such persons are monitored to ensure that, over time, they have appropriate exposure to our Board and interact with the Board in various ways, including through participation in certain Board meetings and other Board-related activities and meetings with individual directors, both in connection with director visits to our mills and otherwise. In addition, selected executives are provided with continuing management education through attendance at senior level educational programs, courses and seminars.

Shareholder Communications with Board

Shareholders who wish to communicate with the Board (other than with respect to a complaint or concern regarding accounting, internal accounting controls or auditing matters which must be directed to the Audit Committee as described below) should send written correspondence to the Board in the care of the Secretary, Mercer International Inc., Suite 1120, 700 West Pender Street, Vancouver, B.C. V6C 1G8, Canada. The correspondence should indicate that the person sending the correspondence is a Shareholder and set out the purpose of such communication. The secretary will: (i) forward the correspondence to the director to whom it is addressed or, in the case of correspondence addressed to the Board generally, to the Lead Director; (ii) attempt to handle the inquiry directly where it is a request for information about the Company; or (iii) not forward the correspondence if it is primarily commercial in nature or if it relates to an improper topic. All such correspondence will be summarized for the Board periodically, and each such correspondence will be made available to any director upon request.

Complaint Procedure

The Audit Committee has established procedures for: (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

(ii) the confidential and anonymous submission by the Company’s employees and others of concerns regarding questionable accounting or auditing matters. A person wishing to notify the Company of such a complaint or concern should send a written notice thereof, marked “Private & Confidential”, to the chairman of the Audit Committee, Mercer International Inc., Suite 1120, 700 West Pender Street, Vancouver, B.C. V6C 1G8, Canada.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics that applies to our directors and all of our executive officers, including our Chief Executive Officer, Chief Financial Officer and Controller, or persons performing similar functions. The Code of Business Conduct and Ethics is available on our website at www.mercerint.com under “Governance”.

Shareholding Guideline for Non-Employee Directors

We have a target shareholding guideline in place for our non-employee directors which provides each non-employee director should, within three years of becoming a director, own a minimum number of Shares which is equal in value to three times the amount of their annual cash retainer. As of the Record Date, all of our non-employee directors who have been directors for at least three years as of such date, including our Lead Director, met the guideline amount.

Prohibition against Hedging

The Board has approved a policy that prohibits our directors and executive officers from hedging their ownership of Mercer stock including trading in options, puts, calls or other derivative instruments relating to our securities. A copy of the Company’s hedging policy is available on our website at www.mercerint.com under “Governance”.

Review and Approval of Related Party Transactions

The Board recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest and may create the appearance that Company decisions are based on considerations other than the best interests of the Company and its Shareholders. As a result, the Board prefers to avoid related party transactions. However, the Board recognizes that there are situations where related party transactions may be in, but may not be inconsistent with, the best interests of the Company and its Shareholders.

As a result, pursuant to our Governance Guidelines and its Charter, the Board has delegated to the Audit Committee responsibility for reviewing and approving the terms and conditions of all proposed transactions between us, any of our officers, directors or Shareholders who beneficially own more than 5% of our outstanding Shares, or relatives or affiliates of any such officers, directors or Shareholders, to ensure that such related party transactions are fair and are in our overall best interest and that of our Shareholders.

In the case of transactions with employees, a portion of the review authority is delegated to supervising employees pursuant to the terms of our Code of Business Conduct and Ethics.

The Audit Committee has not adopted any specific procedures for conduct of reviews and considers each transaction in light of the facts and circumstances. In the course of its review and approval of a transaction, the Audit Committee considers, among other factors it deems appropriate:

•	whether the transaction is fair and reasonable to us;

•	the business reasons for the transaction;

•	whether the transaction would impair the independence of one of our non-employee directors; and

•	whether the transaction is material, taking into account the significance of the transaction.

The Audit Committee has the authority to approve a related party transaction if the committee determines that the transaction is on terms that are not inconsistent with the best interests of the Company and its Shareholders.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

DIRECTORS’ COMPENSATION

Directors’ Compensation

During the 2014 fiscal year, our Lead Director received a $100,000 annual retainer for services and our non-employee directors each received a $60,000 annual retainer. We also reimbursed our directors for expenses incurred in connection with their duties as our directors. Our directors do not receive fees for attendance at meetings of the Board or a committee. The chairman of the Audit Committee and the Chairman of the Compensation and Human Resources Committee each receive $20,000 annually, while the Chairman of the Governance and Nominating Committee and the Chairman of the Environmental, Health and Safety Committee each receive $10,000 annually.

In addition to cash compensation, our directors also received equity-based compensation in fiscal 2014 under the Mercer International Inc. 2010 Stock Incentive Plan (as amended, the “2010 Plan”). Immediately after the annual meeting of Shareholders held during the 2014 fiscal year, each of our non-employee directors, other than the Lead Director, received 5,000 shares of restricted stock for services rendered to the Company and our Lead Director received 8,000 shares of restricted stock for services rendered to the Company.

The Compensation and Human Resources Committee is responsible for reviewing annually our director compensation practices in relation to those of our peer group companies. Any changes to be made to our director compensation practices must be recommended by the Compensation and Human Resources Committee for approval by the full Board.

Director Compensation Table

The following table sets forth information regarding compensation paid to our non-employee directors in their capacity as directors during the fiscal year ended December 31, 2014. Mr. Lee, as our Chief Executive Officer, did not receive any additional compensation for his services as a director.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2)(3) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Eric Lauritzen	110,000	72,000	-	-	-	-	182,000
William D. McCartney	80,000	45,000	-	-	-	-	125,000
Graeme A. Witts	60,000	45,000	-	-	-	-	105,000
James Shepherd	70,000	45,000	-	-	-	-	115,000
Bernard Picchi	80,000	45,000	-	-	-	-	125,000
Keith Purchase	60,000	45,000	-	-	-	-	105,000
Nancy Orr	60,000	45,000	-	-	-	-	105,000

(1)

Fees earned or paid in cash included an annual retainer of $60,000, which was paid to each of our non-employee directors, other than our Lead Director, in 2014. Our Lead Director received an annual retainer of $100,000 for his services in 2014. In 2014, the Chairman of the Audit Committee and the Chairman of the Compensation and Human Resources Committee each received an annual retainer of $20,000, while the Chairman of the Governance and Nominating Committee and the Chairman of the Environmental, Health and Safety Committee each received an annual retainer of $10,000 for their services in that regard.

(2)

Stock awards granted to non-employee directors consisted of shares of restricted stock. The amounts shown represent the aggregate grant date fair value for shares of restricted stock, as determined under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), excluding any forfeiture adjustments. For a discussion of the valuation assumptions, see Note 11 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2014.

(3)

The grant date fair value is based on a Share value of $9.00 per Share, being the trading price at the time of grant, multiplied by stock awards of 5,000 shares of restricted stock which were granted to each of our non-employee directors or 8,000 shares of restricted stock to our Lead Director, after our annual meeting of Shareholders held in 2014, provided that such non-employee director was either elected to the Board for the first time at such annual meeting or not elected to the Board for the first time at the 2014 annual meeting but will continue to serve as a member of the Board after the meeting and has been a director for at least six months.

EXECUTIVE OFFICERS

The following provides certain background information about each of our executive officers other than Jimmy S. H. Lee, whose information appears above under “Nominees for Election as Directors”:

David M. Gandossi, age 57, has served as Executive Vice-President, Chief Financial Officer and Secretary since August 2003. His previous roles included Chief Financial Officer and other senior executive positions with Formation Forest Products and Pacifica Papers Inc. Since 2007, Mr. Gandossi has chaired the B.C. Pulp and Paper Task Force, a joint government industry and labor effort mandated to identify measures to improve the competitiveness of the British Columbia pulp and paper industry. He also participated in the Pulp and Paper Advisory Committee to the BC Competition Council and was a member of BC’s Working Roundtable on Forestry. He is currently a Director of FPInnovations and Chair of the FPI National Research Advisory Committee. He also co-chairs the BC Bio-economy Transformation Council, a collaborative effort between Government and industry. Mr. Gandossi holds a Bachelor of Commerce Degree from the University of British Columbia and is a Fellow of the Institute of Chartered Accountants of British Columbia in Canada.

David K. Ure, age 48, returned to Mercer in September 2013, assuming the role of Senior Vice President, Finance. Prior to serving as Vice President, Finance of Sierra Wireless Inc., Mr. Ure was Vice President, Controller at Mercer from 2006 to 2010. He has also served as Controller at various companies including Catalyst Paper Corp., Pacifica Papers Inc., and Trojan Lithograph Corporation, as well as CFO and Secretary of Finlay Forest Industries Inc. Mr. Ure has over 15 years’ experience in the forest products industry. He holds a Bachelor of Commerce in Finance from the University of British Columbia, Canada and is a member of the Certified General Accountants’ Association of Canada.

Leonhard Nossol, age 57, has served as our Group Controller for Europe since August 2005. He has also been Managing Director of Rosenthal since 1997 and the sole Managing Director of Rosenthal since 2005. Before joining Mercer, Mr. Nossol was Director, Finance and Administration for a German household appliance producer from 1992 to 1997. Prior to this, he was Operations Controller at Grundig AG (consumer electronics) in Nürnberg. Mr. Nossol has been a member of the German Industry Federation’s (BDI) Tax Committee since 2003. He was elected President of the German Wood Users Association (AGR) in 2013. Mr. Nossol holds a Political Science degree from Freie Universität Berlin and a degree in Business Management from the University of Applied Sciences in Berlin.

Richard Short, age 47, has served as Vice President, Controller since February 2014 and as Controller from November 2010 to February 2014, prior to which he served as Controller and Director, Corporate Finance since joining Mercer in 2007. Previous roles include Controller, Financial Reporting from 2006 to 2007 and Director, Corporate Finance from 2004 to 2006 with Catalyst Paper Corporation and Assistant Controller at the Alderwoods Group Inc. Mr. Short holds a Bachelor of Arts in Psychology from the University of British Columbia and has been a member of the Canadian Institute of Chartered Accountants since 1993.

David M. Cooper, age 61, has served as Vice President of Sales and Marketing for Europe since 2005. Mr. Cooper previously held a variety of senior positions around the world at Sappi Ltd. from 1982 to 2005. These roles included the sales and marketing of various pulp and paper grades and the management of a manufacturing facility. Mr. Cooper has more than 30 years of diversified experience in the international pulp and paper industry.

Eric X. Heine, age 51, has served as Vice President of Sales and Marketing for North America and Asia since June 2005. Mr. Heine was previously Vice President Pulp and International Paper Sales and Marketing for Domtar Inc. from 1999 to 2005. Mr. Heine has over 25 years of experience in the pulp and paper industry, including developing strategic sales channels and market partners to build corporate brands. He holds a Bachelor of Science in Forestry (Wood Science) from the University of Toronto, Canada.

Wolfram Ridder, age 53, has served as Vice President of Business Development since 2005, prior to which he served as Managing Director at Mercer’s Stendal mill from 2001 to 2005. Mr. Ridder also served as Vice President Pulp Operations, Assistant to CEO from 1999 to 2005 and Assistant Managing Director at the Rosenthal mill from 1995 to 1998. Prior to joining Mercer, Mr. Ridder worked as a Scientist for pulping technology development at the German Federal Research Center for Wood Science and Technology in Hamburg from 1988 to 1995. Mr. Ridder has a Master of Business and Administration and a Master of Wood Science and Forest Product Technology from Hamburg University.

Genevieve Stannus, age 45, has served as Treasurer since July 2005, prior to which she served as Senior Financial Analyst since joining Mercer in August 2003. Prior to her role at Mercer, Ms. Stannus held Senior Treasury Analyst positions with Catalyst Paper Corporation and Pacifica Papers Inc. Ms. Stannus has 20 years of experience in the forest products industry. She is a member of the Certified General Accountants Association of Canada.

Brian Merwin, age 41, has served as Vice President, Strategic Initiatives since February 2009. Mr. Merwin previously held roles within Mercer such as Director, Strategic and Business Initiatives, and Business Analyst. He was a key member of Celgar’s Green Energy Project, and was instrumental in the development of the BC Hydro energy purchase agreement and securing the ecoENERGY grant. Mr. Merwin has a Master of Business and Administration from the Richard Ivey School of Business in Ontario, Canada and a Bachelor of Commerce Degree from the University of British Columbia, Canada.

SHARES OUTSTANDING AND OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

There were 64,463,896 Shares issued and outstanding on the Record Date. Each Share is entitled to one vote on each matter at the Meeting.

Share Ownership of Certain Beneficial Owners

The following table sets forth information regarding the beneficial ownership of our Shares as of the Record Date by each Shareholder known by us to own more than five percent (5%) of our outstanding Shares other than as set forth under “Share Ownership of Directors and Executive Officers” below. Such information is based solely upon statements made in filings with the SEC or other information we believe to be reliable.

Name and Address of Owner	Number of Shares Owned	Percent of Outstanding Shares(1)
Peter R. Kellogg(2) c/o IAT ReInsurance Co. Ltd. 48 Wall Street, 30th Floor New York, NY 10005	17,878,754(2)	27.7%
Gates Capital Management, L.P.(3) 1177 Ave. of the Americas 32nd Floor New York, NY 10036	12,071,676(3)	18.7%
Platinum Investment Management Limited(4) Level 4, 55 Harrington Street Sydney, NSW 2000, Australia	3,548,112(4)	5.5%
Knighthead Capital Management, LLC(5) 1140 Avenue of the Americas 12th Floor New York, NY 10036	3,393,374(5)	5.3%

(1)	The percentage of outstanding Shares is calculated out of a total of 64,463,896 Shares issued and outstanding on the Record Date.
(2)	Based on Form 4 filed on September 24, 2014, which states that Mr. Kellogg holds 2,275,531 Shares directly and 15,603,223 Shares indirectly via IAT ReInsurance Co. Ltd.
(3)

Based on Schedule 13G/A filed on February 17, 2015 jointly with Gates Capital Management GP, LLC, Gates Capital Management, Inc. and Jeffrey L. Gates, in which each of the aforementioned entities has shared voting power over 12,071,676 Shares.

(4)	Based on Schedule 13G filed on February 13, 2015.
(5)	Based on Schedule 13G filed on February 17, 2015 jointly with Thomas A. Wagner and Ara D. Cohen, in which each of the aforementioned entities has shared voting power over 3,393,374 Shares.

Share Ownership of Directors and Executive Officers

The following table sets forth information regarding the ownership of our Shares as of the Record Date by (i) each of our directors and nominees for director; (ii) each of our named executive officers (each, an “NEO” and, collectively, the “NEOs”), being our Chief Executive Officer, Chief Financial Officer, three other most highly compensated executive officers and our former Chief Operating Officer who retired effective September 30, 2014 but would have been listed as an NEO based on his total compensation; and (iii) all of our directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power with respect to the Shares set forth opposite his name. Each person has indicated that he or she will vote all Shares owned by him in favor of each of the proposals to be considered at the Meeting.

Name of Owner	Number of Shares Owned	Percent of Outstanding Shares(9)
Jimmy S.H. Lee(1)	2,112,664	3.3%
Eric Lauritzen(2)	76,000	*
William D. McCartney(3)	47,000	*
Graeme A. Witts(3)	153,685	*
Bernard Picchi(3)	40,000	*
James Shepherd(3)	20,000	*
Keith Purchase(3)	24,000	*
Nancy Orr(3)	8,575	*
David M. Gandossi(4)	207,396	*
Wolfram Ridder(5)	19,130	*
Leonhard Nossol(6)	33,694	*
David M. Cooper (7)	30,000	*
Claes-Inge Isacson(8)	30,936	*
Directors and Executive Officers as a Group (18 persons)	2,932,449	4.5%

*	Less than one percent (1%) of our issued and outstanding Shares on the Record Date.
(1)	Includes 40,000 restricted shares, which vest and become non-forfeitable in 2016. Does not include performance share units granted under the 2010 Plan that have not vested as of the Record Date.
(2)

In June 2014, 8,000 restricted shares were granted to Mr. Lauritzen in connection with his role as the Lead Director of Mercer. These Shares vest and become non-forfeitable in June 2015 unless a change in control of the Company occurs prior thereto.

(3)

In June 2014, 5,000 restricted shares were granted to each non-employee director (other than our Lead Director) in connection with his or her role as a non-employee director of Mercer. These Shares vest and become non-forfeitable in June 2015 unless a change in control of the Company occurs prior thereto.

(4)	Does not include performance share units granted under the 2010 Plan that have not vested as of the Record Date.
(5)	Does not include performance share units granted under the 2010 Plan that have not vested as of the Record Date.
(6)	Does not include performance share units granted under the 2010 Plan that have not vested as of the Record Date.
(7)	Does not include performance share units granted under the 2010 Plan that have not vested as of the Record Date.
(8)	Mr. Isacson retired from his position as our Chief Operating Officer effective September 30, 2014, the date on which the term of his employment agreement expired.
(9)	Based on 64,463,896 Shares outstanding on the Record Date.

REPORT OF THE AUDIT COMMITTEE

Our Audit Committee monitors and oversees the Company’s financial reporting process on behalf of our Board. Management has primary responsibility for the Company’s financial statements and the financial reporting process, including the Company’s system of internal controls.

The Audit Committee has met and held discussions with management and the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, regarding the fair and complete presentation of the Company’s results and the assessment of the Company’s internal control over financial reporting. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP. The Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP the registered public accounting firm’s independence from the Company and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1. The Audit Committee also has considered whether PricewaterhouseCoopers LLP’s provision of non-audit services to the Company is compatible with the registered public accounting firm’s independence. The Audit Committee has concluded that PricewaterhouseCoopers LLP is independent from the Company and its management.

The Audit Committee discussed with PricewaterhouseCoopers LLP the overall scope and plans for their respective audits. The Audit Committee met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In addition, the Audit Committee is responsible for appointing, setting compensation for and overseeing the work of PricewaterhouseCoopers LLP. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by PricerwaterhouseCoopers LLP. The Audit Committee from time to time will provide a general pre-approval of specific types of services and provide specific guidance as to the specific services which may be eligible for pre-approval and will obtain appropriate cost estimations for each type of service. The Audit Committee also specifically pre-approves all other permitted services. For all pre-approval of services, the Audit Committee considers whether such services are consistent with the rules of the SEC on registered public accounting firm independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.

The Audit Committee has selected and appointed, and the Board has ratified, PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

Submitted by the members of the Audit Committee.

William D. McCartney, Chairman

James Shepherd

Nancy Orr

The report of the Audit Committee does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates the report by reference therein.

COMPENSATION AND HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation and Human Resources Committee is a current or former employee of the Company or has had any relationship requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related party transactions. None of our current executive officers has ever served as a member of the board or compensation committee (or other board committee performing equivalent functions) of any other entity that has or has had one or more of its executive officers serve as a member of our Board or our Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS

REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE

The Compensation and Human Resources Committee has reviewed and discussed with management the following Compensation Discussion and Analysis. Based on such review and discussions, the Compensation and Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference into our annual report on Form 10-K for the fiscal year ended December 31, 2014.

Submitted by the members of the Compensation and Human Resources Committee.

Bernard Picchi, Chairman

Graeme Witts

Keith Purchase

Nancy Orr

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information on our executive compensation programs. It discusses considerations and reasons driving the Compensation and Human Resources Committee’s decisions on compensation for our NEOs in 2014, as well as the key objectives, policies, elements and designs of our executive compensation program. In this discussion “Committee” or “Compensation Committee” means the Compensation and Human Resources Committee.

For the purposes of this Compensation Discussion and Analysis, our NEOs for fiscal 2014 were:

•	Jimmy S.H. Lee, Chairman, Chief Executive Officer and Director;

•	David M. Gandossi, Chief Financial Officer, Executive Vice-President and Secretary;

•	Leonhard Nossol, Group Controller for Europe;

•	Wolfram Ridder, Vice President of Business Development;

•	David M. Cooper, Vice President of Sales and Marketing for Europe; and

•

Claes-Inge Isacson, formerly Chief Operating Officer until September 30, 2014, who, had he continued to be employed until December 31, 2014, would have been an NEO based on his total compensation and is therefore included as an NEO.

Timing of Executive Compensation Decisions

Our executive variable compensation decisions are generally made after the end of our fiscal year and when our financial statements for such year are finalized. Thus, in February 2015, the Committee approved bonuses and awards for fiscal 2014, together with fixed base salaries for 2015. During each year, the Committee monitors performance and evaluates comparison group compensation data which it uses to finalize awards and decisions made after the fiscal year end.

In this regard, it is important to note that the Summary Compensation Table appearing on page 40 and the Grants of Plan-Based Awards Table appearing on page 43 only reflect plan-based awards actually issued in fiscal 2014, which were based on fiscal 2013 performance, and in fiscal 2012, which were a result of the extension of Mr. Isacson’s employment contract.

Fiscal 2014 - Compensation Decisions

Mercer delivered strong results in fiscal 2014, increasing Operating EBITDA by 117% and net income to $113.2 million from a loss of $26.4 million in the prior year.

We delivered strong results in 2014. Our Operating EBITDA increased markedly to $239.8 million from $110.3 million from 2013. Our net income improved to $113.2 million, or $1.82 per basic Share and $1.81 per diluted Share, from a net loss of $26.4 million, or $0.47 per basic and diluted Share, in 2013. The trading price of our Shares increased by approximately 23% to $12.29 per Share at the end of 2014 from $9.97 per Share at the end of 2013.

2014 was a transformative year for us as we undertook several initiatives to improve operations and efficiencies, reduce our costs and otherwise enhance our business, including:

•	completing our registered public offering of 8,050,000 Shares for net proceeds of approximately $53.9 million;

•

amending and restating our Stendal mill’s project finance facility and amortizing term facility, collectively referred to herein as the “Prior Stendal Facilities”, to provide Stendal with greater flexibility, recapitalizing our Stendal mill and acquiring substantially all of the prior minority shareholder’s interest and certain other rights to acquire all of the economic interest in Stendal and eliminate the minority interest in our Stendal mill;

•	amending our Celgar mill’s working capital facility to, among other things, extend its term and reduce its borrowing cost;

•

paying out and discharging our outstanding 9.5% Senior Notes due 2017 and the Prior Stendal Facilities through the issuance of $250.0 million in aggregate principal amount of our 7.00% Senior Notes due 2019 and $400.0 million in aggregate principal amount of our 7.75% Senior Notes due 2022, cash on hand and borrowings under our revolving credit facilities;

•	our Stendal mill’s entering into a new €75 million revolving credit facility;

•	reducing our debt by over $290.0 million, increasing our total equity by over $90.0 million and, as a result, improving our balance sheet;

•

significantly increasing our financial and operational flexibility and simplifying our structure by eliminating restrictive covenants within the Prior Stendal Facilities, reducing our debt, extending the maturity of our long-term debt, enhancing the terms of our revolving credit facilities and eliminating our “Restricted Group” structure;

•	implementing a tall oil plant at our Rosenthal mill and a chip screening project at our Celgar mill;

•	continuing to improve mill operations and efficiencies, which allowed us to achieve record annual pulp production, pulp sales and energy generation; and

•	through the foregoing, better positioning ourselves to achieve our overall goals to enhance our business and value for our stakeholders.

The following table summarizes selected key financial and operating results for 2014 compared to 2013.

	Year Ended December 31,
	2014	2013	Change (%)
	(in millions, other than where indicated)
Pulp production (‘000 ADMTs)	1,485.0	1,444.5	3
Pulp sales (‘000 ADMTs)	1,486.4	1,440.1	3
Average NBSK pulp list price in Europe ($/ADMT)(1)	$928	$864	7
Pulp revenues	$1,073.6	$996.2	8
Energy production (‘000 MWh)	1,853.5	1,710.2	8
Energy and chemical revenues	$101.5	$92.2	10
Total revenues	$1,175.1	$1,088.4	8
Operating EBITDA(2)	$239.8	$110.3	117
Net income (loss)	$113.2	$(26.4)	N/A
Price per Share as of fiscal year end(3)	$12.29	$9.97	23

	December 31,
	2014	2013	Change (%)
Balance Sheet Data:	(in millions, other than ratios)
Cash and cash equivalents	$53.2	$147.7	(64)
Working capital	$262.3	$291.5	(10)
Long-term liabilities	$772.4	$1,020.0	(24)
Total equity	$438.9	$348.3	26
Ratios:
Long-term debt to equity	1.6 to 1	2.8 to 1	(43)

(1)	Source: RISI pricing report.
(2)

Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Operating EBITDA has significant limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results reported under generally accepted accounting principles in the United States. See page vi of this Proxy Statement for a reconciliation of net income (loss) attributable to common Shareholders to operating income and Operating EBITDA.

(3)	Represents the closing market price of our Shares on the NASDAQ Global Select Market on December 31, 2014 and December 31, 2013, respectively.

In fiscal 2014 and in accordance with our emphasis on pay for performance, compensation awarded to our NEOs reflected our overall strong operating and financial performance, the initiatives to enhance our business and transform Mercer and the improvement in the trading price of our Shares. In making decisions on performance-based compensation for fiscal 2014, the Committee also weighed and considered our generally favorable performance against our Peer Group Companies (as hereinafter defined).

Fiscal 2014 was a transformative year for us and our 2014 results were markedly improved from 2013. The Committee also weighed and considered our business initiatives and progress in amending our capital structure, improving liquidity, simplifying our corporate structure, eliminating the minority interest in our Stendal mill, reducing our debt, enhancing energy and chemical generation and sales, improving efficiencies and reducing operating costs.

The Committee does not rely upon any predetermined formulas or limited set of criteria when it evaluates the performance of our NEOs, but rather focuses on individual objectives and their effects in respect of the Company’s overall goals.

Base Salaries. In February 2015, based on the criteria underlying our base salary compensation and a review of market compensation, we increased the base salaries of our Chief Executive Officer and Chief Financial Officer by approximately 3.0% and 3.2%, respectively, from the 2014 levels, both of which had increased by approximately 2.0% and 2.5%, respectively, from 2013 levels. In February 2015, salaries for our other NEOs, other than Mr. Isacson who retired effective September 30, 2014, increased by approximately 2.5%, primarily as a result of cost of living adjustments.

The following table shows the increase in the annual base salary approved in February 2015 for our NEOs:

Name	2014 Base Salary(1)	Salary Increase (%)(2)	2015 Base Salary(1)
Jimmy S.H. Lee	$ 662,677	3.0	$ 684,840
David M. Gandossi	$ 428,595	3.2	$ 442,310
Wolfram Ridder	$ 388,298	2.5	$ 398,005
Leonhard Nossol	$ 357,798	2.5	$ 366,743
David M. Cooper	$ 302,527	2.5	$ 310,090
Claes-Inge Isacson(3)	$ 370,412	N/A	N/A

(1)	Amounts are paid to Messrs. Lee, Ridder, Nossol and Cooper in Euros and to Mr. Gandossi in Canadian dollars using the average Federal Reserve Bank of New York spot rate over 2014.
(2)	Percentages of salary increases determined using annual salary amounts as approved by the Committee and effective as of March 1, 2014 and March 1, 2015, respectively.
(3)	Mr. Isacson retired effective September 30, 2014.

Short-Term Annual Cash Bonuses. In making its compensation decisions regarding bonuses for our NEOs in respect of their fiscal 2014 performance, the Committee reviewed and considered:

•	the Company’s strong operating and financial performance;

•	the strategic and business initiatives set forth on page 26 hereof;

•	the Company’s financial performance (including Operating EBITDA, net income and Share price) relative to prior performance, budgeted forecasts and to Peer Group Companies;

•	new initiatives and capital projects to improve efficiency, reduce costs and enhance our business; and

•	each NEO’s achievement of his annual performance objectives for 2014.

For fiscal 2014, the Committee reviewed the strong improvements in important financial elements, such as Operating EBITDA and net income, strong operating performance, increased financial and operational flexibility of our mills, new initiatives to enhance our operations, such as a tall oil plant at our Rosenthal mill and a chip screening project at our Celgar mill, our performance against our Peer Group Companies and the improvement in the trading price for our Shares.

As a result, the Committee determined to increase the bonuses paid to our CEO and CFO for fiscal 2014 to 100% of their respective base salaries, which was an increase of 33% and 30%, respectively, compared to their bonuses for fiscal 2013. In addition, for substantially similar reasons, the Committee determined to increase the fiscal 2014 bonuses for Mr. Nossol and Mr. Cooper by approximately 1% and 2%, respectively, as compared to bonuses for fiscal 2013. The Committee determined that the bonus paid to Mr. Ridder would be substantially the same as for fiscal 2013.

Chief Executive Officer Performance. The Committee evaluated Mr. Lee’s achievement of his 2014 performance objectives and his leadership role and guidance in, among other things:

•	continuing to improve mill operations and efficiencies, allowing us to achieve record annual pulp production, pulp sales and energy generation at our German mills;

•	continuing to lead and drive our focus and expansion on carbon neutral bio-energy generation and sales;

•	amending our Celgar mill’s working capital facility to, among other things, extend its term and reduce its borrowing cost;

•

paying out and discharging our outstanding 9.5% Senior Notes due 2017 and the Prior Stendal Facilities through the issuance of $250.0 million in aggregate principal amount of our 7.00% Senior Notes due 2019 and $400.0 million in aggregate principal amount of our 7.75% Senior Notes due 2022, cash on hand and borrowings under our revolving credit facilities;

•	our Stendal mill’s entering into a new €75 million revolving credit facility;

•	reducing our debt by over $290.0 million, increasing our total equity by over $90.0 million and, as a result, improving our balance sheet;

•

significantly increasing our financial and operational flexibility and simplifying our structure by, among other things, eliminating restrictive covenants within the Prior Stendal Facilities, reducing our debt, extending the maturity of our long-term debt, enhancing the terms of our revolving credit facilities and eliminating our “Restricted Group” structure;

•	continuing to focus on cost reductions; and

•	continuing the strong safety and environmental performance at our three mills.

Other NEO Performance. In determining the bonus compensation for our other NEOs, the Committee weighed the Company’s overall financial performance, evaluated each NEO’s contributions to the Company’s accomplishments set out above and reviewed each NEO’s individual performance and achievement of their individual and our overall 2014 performance objectives.

Based upon the foregoing performance review of our NEOs, the Committee awarded short-term cash bonuses for fiscal 2014, as set forth in the following table:

Name	Cash Bonus(1)(2)(3)	Percentage of 2014 Basic Salary(4)

Jimmy S.H. Lee	$664,894	100%(4)

David M. Gandossi	$430,332	100%(4)

Wolfram Ridder	$93,085	24%

Leonhard Nossol	$76,795	21%

David M. Cooper	$60,505	20%

Claes-Inge Isacson	$66,489	18%

(1)	Awarded in February 2015 in respect of fiscal 2014.
(2)	For awards declared in February 2014 in respect of fiscal 2013, see table on page 30.
(3)	Amounts awarded and paid to Messrs. Lee, Ridder, Nossol and Cooper in Euros and to Mr. Gandossi in Canadian dollars.
(4)	Percentage based on annual salary amount effective as of March 1, 2014.

Incentive Equity Grants or Awards. Our 2010 Plan allows the Committee to grant equity awards to our NEOs in the form of options, stock appreciation rights, restricted stock, restricted stock rights, performance shares and performance share units.

In 2014, the Committee redesigned and implemented a long-term incentive compensation program to be effective as of January 1, 2014. In particular, the Committee established long-term incentives for executives, referred to as the “LTIP”, and awarded an aggregate of 657,554 performance share units, referred to as the “2014 PSUs”, to our executives, including our NEOs, under our 2010 Plan in respect of fiscal 2013.

The 2014 PSUs are eligible to vest over a three-year performance period measured from January 1, 2014 and ending on December 31, 2016; however, such awards will generally vest following the end of such performance period after year-end audited financial statements are available. See “Narrative Disclosure to Grants of Plan-Based Awards Table – LTIP”.

Each 2014 PSU is equivalent to one Share. As a result, the number of 2014 PSUs issued to executives was 200% of the target level, being the maximum amount of Shares that our executives may earn pursuant to the New LTIP. The following table sets forth the number of 2014 PSUs awarded to our NEOs in 2014:

Name	Target Level for 2014 PSUs(1)(2)	Target Level as a Percentage of 2014 Basic Salary(1)	Maximum 2014 PSUs(1)(2)	Maximum 2014 PSUs as a Percentage of 2014 Basic Salary(1)
Jimmy S.H. Lee	71,537	100	143,074	200
David M. Gandossi	30,322	67	60,644	134
Wolfram Ridder	20,889	50	41,778	100
Leonard Nossol	18,778	50	37,556	100
David M. Cooper	16,275	50	32,550	100

(1)	Each 2014 PSU awarded was valued at $9.50, which was the closing market price of the Shares on February 12, 2014, the last trading day prior to the date of the award.
(2)	These awards are eligible to vest in 2017 based upon the Performance Criteria, as defined on page 43 of this Proxy Statement.

In February 2011, we had awarded performance share units to our entire senior management, including all of our NEOs, under our 2010 Plan. In addition, the Committee awarded an aggregate of 30,397 performance share units to Mr. Isacson in 2012 and 2013 as a result of extensions to his employment contract. These awards of performance share units are collectively referred to as the “2011 PSUs”. Each 2011 PSU is equivalent to one Share.

The performance of our NEOs for the 2011 PSUs was measured over a three-year period commencing January 1, 2011 and ending December 31, 2013; however, final awards vest incrementally following the completion of the performance period. The incremental vesting of awards is intended to provide added retention value for our NEOs beyond the performance period.

The performance criteria for the 2011 PSUs, referred to as the “Prior Performance Criteria”, was based:

•

40% on the Company’s Operating EBITDA in Euros per tonne of NBSK pulp (as reported quarterly, annually and for the performance period) compared to “peer group” companies, which in fiscal 2013 principally comprised of “small cap” and “mid-cap” North American forest products companies (companies with equity capitalization ranging between $150 million and $5 billion) and included Catalyst Paper Corporation, Fibrek Inc., Rottneros AB, Tembec Inc., Fibria Cellulose AB, West Fraser Timber Co. Ltd. and Canfor Pulp Limited Partnership, collectively referred to as the “2013 Peer Group Companies”;

•

40% on the Company’s Share price performance as reported in local currency quarterly, annually and for the performance period relative to the 2013 Peer Group Companies (and indexed to the first quarter of 2011); and

•	20% based upon individual leadership and strategic initiatives taken by an individual NEO as determined in the sole discretion of the Committee.

In 2014, the Committee reviewed the performance by each NEO with reference to each component of the Prior Performance Criteria. As to each component of the Prior Performance Criteria, the Committee determined that each NEO achieved performance objectives that entitled such NEO to a payout of the following percentages of the maximum award subject to such component:

•	75% of the maximum performance share units which vesting was based upon the Company’s Operating EBITDA in Euros per tonne of NBSK pulp compared to 2013 Peer Group Companies;

•	100% of the maximum performance share units which vesting was based on the Company’s Share price performance relative to the 2013 Peer Group Companies; and

•	75% of the maximum performance share units which vesting was based upon individual leadership and strategic initiatives taken by an individual NEO.

In 2014, after reviewing the achievement of performance objectives by each NEO with reference to the Prior Performance Criteria, the Committee determined, which determination was approved by the Board, that 85% of the 2011 PSUs, referred to as the “Awarded 2011 PSUs”, would vest in the following three tranches:

•	50% of such Awarded 2011 PSUs on May 5, 2014;

•	25% of such Awarded 2011 PSUs on December 31, 2014; and

•	25% of such Awarded 2011 PSUs on December 31, 2015.

Compensation Framework

Our compensation philosophy for our NEOs is principally performance-based to support our overall business objectives and increase long-term Shareholder value. We also believe that it is appropriate for certain components of compensation to decline during periods of economic stress, reduced earnings and significantly lower Share prices and to increase during periods of increased earnings and higher Share prices.

Our executive compensation program is designed to achieve the following key objectives:

•	attract and retain top talent by competing effectively for high quality individuals whose efforts and judgments are vital to our continued success;

•	create an environment in which our executives are motivated to achieve and maintain superior performance levels and goals consistent with our overall business strategy;

•	reward and compensate our executives for their contribution to our overall success and for their individual performance during the relevant fiscal year; and

•	align the interests of our executives with the long-term interests of our Shareholders.

To achieve our objectives, we use a mix of base pay, incentive opportunities (short and long-term) and other benefits and rewards intended to be competitive in the market while focusing a significant portion of our NEOs’ opportunities on at-risk incentive pay.

We use the following principles in the design and administration of the compensation program for our NEOs and other executives:

•

Market Competitiveness. Total compensation levels should be competitive and at market median with other comparable companies operating within the forest products industry and other companies with which the Company competes for executive talent.

•

At Risk Incentive Pay. A greater percentage of compensation for senior management should be tied to performance against measurable objectives, the majority of which are directly tied to our performance, to achieve payouts.

•	Pay-for-Performance. Compensation should be linked to both individual and overall Company performance.

•	Shareholder Alignment. Rewards should be linked to the creation of long-term Shareholder value through the use of equity-based awards as a meaningful portion of our executives’ compensation.

•	Flexible Short-Term and Long-Term Incentives. Fixed and variable and short and long-term compensation programs should be balanced to reinforce a performance-based culture.

•	Simple Pay Programs. Overall compensation simplicity should be maintained to ensure broad employee understanding and acceptance and control costs.

•	Clear Communication. Compensation should clearly communicate the desired behavior and use incentive pay programs to reward the achievement of performance goals by executives.

Administration, Procedure and Role of the Compensation and Human Resources Committee

The Committee determines our compensation objectives, philosophy and forms of compensation and benefits for executive officers. The Committee submits several key compensation elements for our executive officers to the independent members of the full Board for their review and approval. Executive compensation decisions are generally made by the Committee after our fiscal year end and when our financial statements for such year are finalized.

The Committee, which is comprised entirely of independent directors, continually reviews and considers best practices in executive compensation, Shareholder expectations and compensation practices of “peer group” companies in making its decisions regarding appropriate compensation levels.

In making compensation decisions, the Committee considers a number of other sources, including:

Individual Officer Performance Evaluations. The Committee annually evaluates the performance and individual accomplishments of our Chief Executive Officer and our other NEOs. Such evaluation is a subjective analysis conducted, in part, with reference to the performance measures discussed below and partly against each NEO’s annual performance goals which have been provided to the Committee. Further, as part of the evaluation, the Committee meets and reviews with our Chief Executive Officer his evaluation of the performance of each of the other NEOs.

Management’s Role in the Executive Compensation Process. With the exception of our Chief Executive Officer, our NEOs do not play a role in evaluating or determining executive compensation programs or levels. Our Chief Executive Officer annually submits for consideration to the Committee performance evaluations for our other NEOs and recommendations as to their compensation levels, including salaries and bonuses. These recommendations are both subjective determinations and objective recommendations based upon performance against performance goals. Such recommendations were also consistent with our compensation objectives. The committee approves each NEO’s compensation in an executive session of the independent directors without management present.

The Committee did not request, and management did not provide, specific recommendations for fiscal 2014 compensation for our CEO. In accordance with NASDAQ rules, our CEO, Mr. Lee, was not present when his compensation was being discussed or approved, did not vote on executive compensation matters and neither he nor other members of management attended executive sessions of the Committee.

Among the information considered by the Committee in making its compensation decisions are projections for financial performance provided by our Chief Financial Officer including revenues, total mill production and sales, energy generation and sales, mill margins, commission and selling expenses, Operating EBITDA and net income. In addition, senior executives provide certain mill performance information relating to our operations, including environmental performance and health and safety measures and those of some of our competitors.

Independent Consultants. The Committee has the authority to engage independent compensation consultants. It has in the past and may in the future engage an outside consultant to assist the Committee in assessing the Company’s executive compensation programs.

The Committee did not engage any compensation consultants in respect of compensation awards to our executives in respect of fiscal 2014. In 2013, the Committee engaged Towers Watson & Co., referred to as “Towers Watson”, as its compensation consultant to assist it with:

•

the redesign and implementation of our long-term incentive compensation program to be effective as of January 1, 2014 and, in particular, the establishment of the LTIP, the Performance Criteria and the 2014 PSUs;

•	assessing and assisting the Committee in reviewing and revising as required the Company’s “peer group” and establishing the Peer Group Companies for comparative purposes, including for the LTIP; and

•	assessing whether our executive and director compensation levels are within the range of acceptable market practice.

Towers Watson was paid a fee of $58,792 for such compensation consultation.

Towers Watson was also retained by the Company in fiscal 2014 to assist in the administration of our mill’s employee pension plan and retirement program. In particular, Towers Watson advised our management on the administration of the employee pension plan, provides actuarial and valuation calculations and conducts regular reviews of the performance of the employee pension plan. Towers Watson’s fees for such services in fiscal 2014 were $207,340.

Based on the policies and procedures implemented by the Committee and by Towers Watson to ensure the objectivity of Towers Watson’s executive compensation consulting services, the Committee believes that the consulting advice it received from Towers Watson is objective and not influenced by Towers Watson’s other relationships with the Company.

Geographic Considerations. As our operations are located in Europe and Canada, we also consider local market demands, availability of qualified management and the local cost of living.

Peer Group Comparisons. In addition to periodically seeking advice from independent consultants, the Committee considers and evaluates executive compensation levels and programs through comparisons on an annual basis based on available information for certain “peer group” companies, which in fiscal 2014 were principally comprised of “small cap” and “mid-cap” North American forest products companies (companies with equity capitalization ranging between $150 million and $5 billion). We review compensation paid at these companies because their business and size made them comparable to us and to ensure that our compensation levels are within the range of comparative norms.

In 2014, using public filings, the Committee considered the executive compensation levels, including benefits and perquisites, of a number of such companies, including Borregaard ASA, Canfor Pulp Products Inc., Domtar Corporation, ENCE Energia y Celulosa SA, Resolute Forest Products Inc. Rottneros AB, Stora Enso OYj, Tembec Inc., UPM-Kymmene Oyj and West Fraser Timber Co. Ltd., collectively referred to as the “Peer Group Companies”.

For fiscal 2014, the Committee considered the total direct compensation for our NEOs, long-term incentives and program costs in the context of the performance of the Company relative to the Peer Group Companies. We generally target salaries, bonuses and incentive compensation towards a median level or 50th percentile range on a size and geographic adjusted basis relative to peer companies for similar experienced executives performing similar duties. Generally, awards are made within this range, although our program is flexible enough to allow the Committee to provide compensation above or below the 50th percentile in cases of exceptional individual performance or other individual factors relating to an NEO’s performance. We benchmark against median compensation because it allows us to attract and retain executives, provides an incentive for executives to strive for better than average performance to earn better than average compensation and helps us to manage the overall cost of our compensation program.

While we believe it is important to periodically review benchmarking data to determine how our executive compensation program compares to the programs used by our Peer Group Companies, such reference points are only one element used in structuring our executive compensation program.

Total Compensation. The Committee reviews total compensation levels for our NEOs at least annually, including each element of compensation provided to an individual NEO and the proportion of his total compensation represented by each such element. In determining the appropriate target total compensation for each NEO, the committee reviews each individual separately and considers a variety of factors in establishing his target compensation. These factors may include the NEO’s time in position, unique contribution or value to the Company, recent performance, and whether there is a particular need to strengthen the retention aspects of the NEO’s compensation.

In its review, the Committee also considers benchmarking information with respect to our Peer Group Companies with the goal of targeting overall compensation for our NEOs within the median range. The committee has no predetermined specific policies on the percentage of total compensation that should be “cash” versus “equity” or “short-term” versus “long-term”. The committee’s practice is to consider peer company data and these relationships in the context of our compensation philosophy to determine the overall balance and reasonableness of our NEOs’ total compensation packages.

Compensation Components

The following table provides information regarding the components of our overall compensation of our NEOs.

Element	Form	Objectives and Basis
Base Salary	Cash

•      Provide base compensation for day-to-day performance

•      Based primarily upon job responsibilities, level of experience and skill as well as performance compared with annually established financial or individual objectives

•      Consideration given to impact an NEO is expected to make to our business in the future

•      Consideration given to markets in which we operate with the objective of attracting and retaining high quality executives to run our business and drive success

•      Targeted within the median range of our Peer Group Companies

•      Provide a consistent cash flow to employees assuming acceptable levels of performance and ongoing employment

•      Committee normally considers salary adjustments for executive officers annually in the first quarter of the year

•      Increases in salaries generally are based on the market level salary for the role an executive serves, overall budgets and specific talent needs

•      Small periodic adjustments to reflect cost of living increases

Annual Incentive Bonuses	Cash

•      Motivate performance of NEOs in meeting our current year’s business goals and encourage superior performance

•      Based on the expectations of the Board and management for our financial and operating performance in a particular period and the contribution of an NEO in achieving the Company’s goals as well as the individual goals which are established for each NEO based upon such NEO’s position and responsibility

Element	Form	Objectives and Basis

•      Measure our NEOs’ performance in achieving the Company’s financial, strategic and other goals as benchmarked against the Company’s business plan for the forthcoming year

•      Consideration of the contribution of an NEO to our business and operations generally

•      Bonuses awarded on a “discretionary basis” without a predetermined formula or specific weighting for any particular factor

•      Consideration of recommendations by our Chief Executive Officer for bonuses to be paid to our NEOs other than our Chief Executive Officer and Chief Financial Officer

Long-Term Incentive Compensation	Restricted stock, restricted stock rights, performance shares, performance share units and/or share appreciation rights

•      Designed to drive Company performance, align the interests of executives with those of Shareholders, retain executives long-term and provide wealth accumulation opportunities for executives

•      Generally based upon the long-term financial and operating expectations of our directors and management and the contribution an executive officer is expected to make in the future in achieving such expectations

•      Generally produce value to our NEOs if the price of our Shares appreciates, thereby aligning their interests with those of Shareholders through increased Share ownership

•      All equity awards thereunder are granted at fair market value as of the date of grant. We define “fair market value” as the closing market price of our Shares quoted on NASDAQ on the business day immediately preceding the date of grant

•      Incentive grants reviewed on an annual basis as part of the Committee’s analysis of total compensation and the balance between the different elements thereof

Perquisites and Other Executive Benefits	Automobile, health and retirement programs

•      Designed to provide other benefits to our NEOs for the purpose of providing security for current and future needs of executives

•      Structured to be within a reasonably competitive range relating to Peer Group Companies

•      Automobile benefits include the lease of a vehicle along with the fuel and maintenance costs thereon

•      Health benefits may include periodic physical consultations, dental and pharmaceutical benefits

•      Contributions made to a defined contribution pension arrangement to the extent permissible by law on a tax deferred basis. Depending on the retirement program, amounts in excess of those allowed by tax authorities are recorded in unfunded accounts or remitted to an investment account with a third party fund until retirement or termination

•      In lieu of other benefits such as automobile, medical, pension and retirement programs, our Chief Executive Officer receives a lump sum living allowance of €75,000 (approximately $100,000)

Element	Form	Objectives and Basis

per annum in recognition of his significant travel schedule pursuant to the terms of his employment agreement. No specific allocation is made in connection with the living allowance for any particular perquisite

•       See Footnote 5 to the Summary Compensation Table on page 40 of this Proxy Statement

VARIABLE PAY AT RISK

The percentage of our executives’ compensation opportunity that is variable or at risk versus fixed is based primarily upon the executive’s role in the Company and, to a lesser extent, geographic location. In general, employees with more ability to directly influence overall performance have a greater portion of pay at risk through short- and long-term incentive programs. Further, as a result of local market practices and customs, our North American executives generally have a greater portion of their compensation at risk, including the opportunity to earn greater rewards, than our European-based executives.

In 2014, we awarded an aggregate of 315,602 2014 PSUs to our NEOs.

The graph below shows the balance of the elements that comprised total direct compensation for our Chief Executive Officer and our other NEOs as a group paid in 2014, including the percentage of variable compensation. The percentage of variable compensation listed below each chart is calculated by dividing (i) the value of variable compensation by (ii) the amount of total direct compensation, which includes variable compensation plus fiscal 2014 base salary.

Fiscal 2014 Total Direct Compensation Paid

Change of Control and Severance Agreements

A number of the employment agreements we have entered into with our NEOs provide for specified payments and other benefits in the event of a change of control. Such change of control provisions are described in greater detail under “Employment Agreements with our Named Executive Officers” beginning on page 41 and under “Potential Payments upon Termination or Change of Control” beginning on page 48 of this Proxy

Statement. The purpose of the change of control agreements is to encourage key management personnel to remain with the Company and to help avoid distractions and conflicts of interest in the event of a potential or actual change of control of the Company so that the executives will focus on a fair and impartial review of any proposal on the maximization of value. We believe that we have structured agreements to be reasonable and to provide a temporary level of protection to our NEOs in the event of employment loss due to a change of control. In addition, our 2010 Plan provides that upon the termination of employment of any NEO within 12 months of a change in control, each outstanding option and stock appreciation right held by such NEO shall automatically become fully and immediately vested and exercisable, each share of restricted stock or restricted stock right shall become fully and immediately vested and all forfeiture and transfer restrictions thereon shall lapse, and each outstanding performance share or performance share unit shall become immediately payable. The accelerated vesting and exercisability in the event of a termination of employment occurring subsequent to a change in control is intended to allow executives to recognize the value of their contributions to the Company and not affect management decisions following termination.

The employment agreements of our NEOs provide for severance payments in certain circumstances. The specific amounts that a particular NEO would receive as a severance payment are described under “Potential Payments upon Termination or Change of Control” beginning on page 48 of this Proxy Statement.

Post-Retirement Compensation

We do not provide retirement benefits for our CEO. We do provide retirement benefits to other NEOs through our North American and European retirement programs.

The North American program is a defined contribution type structure whereby a contribution of 10% of base salary, along with 5% of any cash bonus paid, is remitted to an investment account held in the name of the employee on a tax deferred basis. To the extent that the contributions exceed limits established by tax statute, the amount that exceeds the limit is credited to an unfunded account. Our Chief Financial Officer is the only NEO participating in the North American program.

The European program is a defined contribution type structure whereby a contribution of 10% of base salary along with 5% of any cash bonus paid is remitted to an investment account held in the name of the employee on a tax deferred basis. To the extent that the contributions exceed limits established by tax statute, the amount that exceeds the limit is paid to a fund managed by a third party where it is held on the employee’s behalf. Messrs. Isacson, Ridder, Nossol and Cooper are the NEOs participating in the European program.

Performance Measures

As part of the annual performance evaluations it conducts for our NEOs for fiscal 2014, the Committee, among other things, considers the following performance measures:

•

Operating EBITDA – We consider Operating EBITDA to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset management changes are not an actual cost, and depreciation expense varies widely from company to company in a manner we consider largely independent of the underlying cost efficiency of their operating facilities;

•	the Company’s ROAA;

•	our return on the Shares, including price appreciation and dividend payouts relative to Peer Group Companies;

•	Operating EBITDA per tonne of NBSK pulp as compared to the Peer Group Companies;

•	our financial and operating targets for a period and the contributions of our NEOs in achieving these targets;

•	contributions of our NEOs to our business and operations generally;

•	our NEOs’ progress on meeting pre-set and approved individual goals for the fiscal year;

•	the Company’s Share performance relative to the Peer Group Companies;

•	contributions of our NEOs to the successful undertaking of new business initiatives and completion of major transactions such as material acquisitions or financing related transactions;

•	the operating performance of our mills, including pulp and energy production, environmental and health and safety performance and operating costs; and

•	our NEOs’ performance in respect of the Performance Criteria (as defined on page 43 of this Proxy Statement).

The above performance measures are evaluated based on the overall judgment of the Committee without giving fixed or specific weighting to any particular measure.

2014 “Say-on-Pay” Advisory Vote on Executive Compensation

The Company provided Shareholders a “say on pay” advisory vote on its executive compensation in 2014. At our 2014 annual meeting of Shareholders, Shareholders expressed substantial support for the compensation of our NEOs, with approximately 87% of the votes cast for approval of the “say-on-pay” advisory vote on executive compensation. The Committee considered the results of the 2014 advisory vote. The Committee also considered many other factors in evaluating the Company’s assessment of the interaction of our compensation programs with our business objectives, including reviewing data of a comparison group of peers. While all of these factors bore on the Committee’s decisions regarding our NEOs’ compensation, the Committee did not make any changes to our executive compensation program and policies as a result of the 2014 “say-on-pay” advisory vote.

Risk Considerations

We design our total direct compensation (base salary, annual bonus and long-term equity incentive compensation) to encourage our executives to take appropriate risks to improve our performance and enhance long-term Shareholder value. We believe that the design and objectives of our executive compensation program provides an appropriate balance of incentives for executives and avoids inappropriate risks. In this regard, our executive compensation program includes, among other things, the following design features:

•	a balanced mix of fixed versus variable compensation and cash-based versus equity-based compensation;

•	variable compensation based on a variety of performance goals, including overall corporate and individual performance goals;

•	Compensation Committee discretion to lower annual incentive award amounts;

•	a balanced mix of short-term and long-term incentives;

•	performance and time-based vesting requirements for performance awards;

•	a prohibition on hedging Company stock; and

•	clawback provisions for equity awards.

Management and the Committee have considered and assessed our compensation objectives, philosophy, and forms of compensation for our executives to determine whether the risks arising from such policies or practices are reasonably likely to have a material adverse effect on the Company. Based upon such review, we have determined that our compensation practices and policies do not create risks that are reasonably likely to have a material adverse effect on the Company.

Internal Pay Equity

The Committee considers internal pay equity, among other factors, when making compensation decisions. However, the Committee does not use a fixed ratio or formula when comparing compensation among executive officers. Our Chief Executive Officer is compensated at a higher level than other executive officers due to his significantly higher level of responsibility, accountability and experience. He also generally receives more of his pay in the form of long-term incentive equity compensation and at risk compensation relative to the other NEOs. Given Mr. Lee’s responsibility for overall Company performance, the Committee and independent directors of the Company believe that compensating the CEO at a higher level than other executives and weighting the CEO’s total compensation more heavily towards long-term equity incentive compensation and at risk compensation is consistent with market practices and appropriately reflects his contribution.

We believe the fiscal 2014 target total direct compensation for the NEOs other than the CEO in relation to the compensation targeted for the CEO and to one another was reasonable and appropriate given each such executive’s responsibilities and our financial and operating performance for the year. The differences in compensation among our NEOs relative to each other and our CEO are based on market differences for the particular job, job responsibilities and scope, professional experience and adjustments for individual performance.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits to $1,000,000 per person the amount the Company may deduct for compensation paid to any of its most highly compensated executives in any year. The levels of salary and bonus generally paid by us do not exceed this limit. Upon the exercise of non-qualified stock options, the excess of the current market price over the option price (the “spread”) is treated as compensation, and, therefore, it may be possible for option exercises by an executive in any year to cause the executive’s total compensation to exceed $1,000,000. Under U.S. income tax regulations, the spread compensation from options that meets certain requirements will not be subject to the $1,000,000 cap on deductibility, and it is the Company’s current policy generally to grant options that meet these requirements. To this end, the 2010 Plan has been approved by our Shareholders. However, in the future, the Committee may elect to exceed the tax deductible limits if it determines it is necessary to meet competitive market pressures and to ensure that it is able to attract and retain top talent to successfully lead the Company.

Summary

We believe that our executive compensation program has been appropriately designed to attract, retain and motivate our NEOs, drive our financial and operating performance, encourage teamwork and align the interests of our NEOs with the long-term interests or our Shareholders.

We believe that our compensation levels fairly reflect our operating and financial performance and are appropriate relative to our Peer Group Companies. We monitor our programs in the marketplaces in which we compete for talent and changing trends in compensation practices in an effort to maintain an executive compensation program that is competitive, performance driven, consistent with Shareholder interests and fair and reasonable overall.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth information regarding the fiscal 2014, 2013 and 2012 compensation awarded to, earned by, or paid to our NEOs, except fiscal 2013 and 2012 information for Mr. Cooper is not provided because he was not an NEO in either of those years. It is important to note that the Summary Compensation Table and the Grants of Plan-Based Awards table appearing on page 43 only reflect plan-based awards actually issued in fiscal 2014, which were based on fiscal 2013 performance, and in fiscal 2012, which were a result of the extension of Mr. Isacson’s employment contract.

All of our NEOs are paid in currencies other than United States dollars. Mr. Gandossi is paid in Canadian dollars and the remaining NEOs are paid in Euros. In this Proxy Statement, unless otherwise noted, such amounts have been converted into United States dollars using the relevant average exchange rate for the year based on the noon buying rates as certified for customs purposes by the Federal Reserve Bank of New York and posted by the Federal Reserve Board of Governors. Applying this formula to fiscal 2014, 2013 and 2012, CDN$1.00 was equal to US$0.9060, US$0.9712 and US$1.0007, respectively, and €1.00 was equal to US$1.3297, US$1.3281 and US$1.2859, respectively.

Name and Principal Position	Year(1)	Salary(2) ($)	Bonus ($)	Stock Awards(3) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)		Total ($)

Jimmy S. H. Lee(6) Chief Executive Officer	2014 2013 2012	662,677 650,558 626,925	664,894 497,876 469,390	1,359,203 - -	- - -	- - -	- - -	99,734 99,575 96,450		2,786,508 1,248,009 1,192,765

David M. Gandossi(7) Secretary, Executive Vice President and Chief Financial Officer	2014 2013 2012	428,595 450,000 461,527	430,332 354,369 355,213	576,118 - -	- - -	- - -	49,819 50,571 49,604	34,543 36,344 37,464		1,519,407 891,284 903,808

Wolfram Ridder(8) Vice President of Business Development	2014 2013 2012	388,298 381,970 364,452	93,085 92,937 102,880	396,891 - -	- - -	- - -	- - -	52,644 53,736 50,287	(9)	930,918 528,643 517,619

Leonhard Nossol(10) Group Controller, Europe and Managing Director of Rosenthal	2014 2013 2012	357,798 343,335 327,673	76,795 75,544 72,144	356,782 - -	- - -	- - -	- - -	56,459 52,312 50,073		847,834 471,191 449,890

David M. Cooper(11)(12) Vice President of Sales and Marketing for Europe	2014	302,527	60,505	309,225	-	-	-	33,231		705,488

Claes-Inge Isacson(13) Former Chief Operating Officer	2014 2013 2012	370,412 485,794 463,603	66,489 97,185 83,461	- 83,411 141,345	- - -	- - -	- - -	10,289 41,094 36,275		447,190 707,484 724,684

(1)

Year to year changes reflect both increases in compensation and foreign exchange fluctuations. Based upon the exchange rate as at December 31, 2014, the U.S. dollar had increased by approximately 12.2% in value against the Euro and increased by approximately 8.3% against the Canadian dollar since December 31, 2013.

(2)	The amount reported in this column for each NEO reflects the dollar amount of base salary paid, including salary increases.
(3)

Stock awards awarded to NEOs consist primarily of performance share units issued under the 2010 Plan. The amounts shown represent the aggregate grant date fair value during the indicated fiscal year of the awards granted to our NEOs in 2014 and prior fiscal years as determined in accordance with ASC 718. In 2014, we granted 2014 PSUs to our NEOs. The grant date fair values of the 2014 PSUs are based on the Share price of $9.50, being the closing market price at the time of grant on February 12, 2014. Details on the awards can be found in the Grants of Plan-Based Awards Table on page 43 of this Proxy Statement. For information regarding assumptions underlying the value of equity awards, see the Notes to the Consolidated Financial Statements in our Annual Reports on Form 10-K for the years ended December 31, 2014, 2013 and 2012, respectively.

(4)

The amount set forth in this column for Mr. Gandossi reflects the annual change in the value, including interest, of his unfunded account, which account records those retirement plan contributions in excess of the applicable statutory limit.

(5)	Included in “All Other Compensation” for the fiscal years ended December 31, 2014, 2013 and 2012 are benefits and perquisites which consist of the following:

Name	Year	Auto ($)	Retirement Plan Contributions ($)	Other ($)
Jimmy S. H. Lee	2014 2013 2012	- - -	- - -	99,734 (living allowance) 99,575 (living allowance) 96,450 (living allowance)
David M. Gandossi	2014 2013 2012	10,178 10,729 11,397	21,988 23,126 22,984	2,377 (life insurance and special medical) 2,489 (life insurance and special medical) 3,083 (life insurance and special medical)
Wolfram Ridder	2014 2013 2012	11,394 11,375 10,428	41,250 42,361 39,859	- - -
Leonhard Nossol	2014 2013 2012	14,278 14,255 13,807	42,181 38,057 36,265	- - -
David M. Cooper	2014	-	33,231	-
Claes-Inge Isacson (retired)	2014 2013 2012	114 304 248	33,231 40,790 36,027	- - -

(6)

The terms of Mr. Lee’s employment agreement, entitle him to housing and other perquisites not to exceed in aggregate €75,000 annually and other compensation as determined by the Committee, which amount is reflected in the column “All Other Compensation”.

(7)

In 2014, we contributed $21,988 to Mr. Gandossi’s retirement plan under our North American retirement program which amount is reflected in the columns “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” and “All Other Compensation”. Details of our North American and European retirement programs are set out beginning on page 47 of this Proxy Statement.

(8)	In 2014, we contributed $41,250 to Mr. Ridder’s retirement plan under our European retirement program, which amount is reflected in the column “All Other Compensation”.
(9)

Does not include any amount with respect to the payment by the Company to Mr. Ridder of $114,200 for the cancellation of vested options to acquire 20,000 Shares, with an exercise price of $7.92 per Share, which had been awarded to Mr. Ridder by the Company. Such option cancellation transaction was pursuant to an agreement between the Company and Mr. Ridder entered into on December 5, 2014. The closing price per Share on December 5, 2014 was $13.63.

(10)	In 2014, we contributed $42,181 to Mr. Nossol’s retirement plan under our European retirement program, which amount is reflected in the column “All Other Compensation”.
(11)

In 2014, we contributed $33,231 to Mr. Cooper’s retirement plan under our North American retirement program which amount is reflected in the columns “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” and “All Other Compensation”.

(12)

Mr. Cooper was not an NEO in fiscal 2012 or fiscal 2013. Accordingly, as permitted by the SEC’s rules, only information relating to Mr. Cooper’s compensation for the fiscal year during which Mr. Cooper was an NEO is disclosed in the Summary Compensation Table and other compensation tables, the footnotes to those tables and in the related discussions of the NEO’s compensation.

(13)	In 2014, we contributed $33,231 to Mr. Isacson’s retirement plan under our European retirement program, which amount is reflected in the column “All Other Compensation”.

Narrative Disclosure to Summary Compensation Table

Employment Agreements with our Named Executive Officers

We have entered into employment agreements with each of our NEOs. The following summary of certain material terms of such agreements is not complete and is qualified by reference to the full text of each agreement on file with the SEC.

Chief Executive Officer. Mr. Lee is a party to an amended and restated employment agreement with us dated effective April 28, 2004 which provides for an annual base salary of €325,000 (which number is reviewed by the Board or the Committee annually), housing and other perquisites not to exceed in aggregate €75,000 annually and other compensation as determined by the Board or the Committee as applicable. The agreement continues in effect until Mr. Lee’s employment with us is terminated. Mr. Lee may terminate his employment with us at any time for good reason within 180 days after the occurrence of any good reason event and we may terminate his employment with cause.

Chief Financial Officer, Executive Vice President. Mr. Gandossi is a party to an employment agreement with us dated effective August 7, 2003 which provides for an annual base salary of C$320,000 (which number is reviewed by the Board or the Committee annually), participation in our bonus program and North American retirement program as well as certain other benefits and perquisites. The agreement provides for the continued employment of Mr. Gandossi as chief financial officer, executive vice-president and secretary for a period of 36 months, with an automatic 12 month renewal if the Company does not provide written notice of its intention not to renew the agreement at least 12 months before the original term expires. Thereafter, the agreement provides for successive 12 month renewals unless the Company provides written notice of its intention not to renew 360 days in advance of the expiry of the then term thereof. Mr. Gandossi may terminate his employment with us at any time for good reason within 180 days after the occurrence of any good reason event and we may terminate his employment with cause.

Group Controller Europe, Managing Director Rosenthal. Mr. Nossol is a party to an employment agreement with our wholly-owned subsidiary ZPR GmbH (formerly ZPR Geschäftsführungs GmbH) dated effective August 18, 2005 which provides for an annual base salary of €200,000 (which number is reviewed by the Board or the Committee annually), an annual bonus based on two months’ salary and certain benefits and perquisites including participation in our European retirement program. The agreement may be terminated by either party by giving six months’ notice and in any event will terminate at the time Mr. Nossol reaches the age of 65.

Vice President, Business Development. Mr. Ridder is a party to an employment agreement with our wholly owned subsidiary Stendal Pulp Holding GmbH dated effective October 2, 2006 which provides for an annual base salary of €247,200 (which number is reviewed by the Board or the Committee annually) and a yearly bonus of up to 25% of the annual gross salary depending upon targets mutually agreed upon by Mr. Ridder and our Chief Executive Officer. Mr. Ridder is also entitled to certain other benefits and perquisites including participation in our European retirement program. The agreement may be terminated by either party at June 30 or December 31 of each year by giving six months’ notice and in any event will terminate at the time Mr. Ridder reaches the age of 65. In the event of a direct or indirect change in majority ownership of the Company, the notice period increases to twelve months.

Vice President of Sales and Marketing for Europe. Mr. Cooper is a party to an employment agreement with our wholly owned subsidiary Mercer Pulp Sales GmbH dated effective October 20, 2005 which provides for an annual base salary of €150,000 (which number is reviewed by the Board or the Committee annually), an annual bonus based one-third on company performance, one-third on specific objectives and one-third on subjective objectives, including leadership and communication skills. Mr. Cooper is also entitled to certain other benefits and perquisites including participation in our European retirement program. The agreement may be terminated by us by giving six months’ notice or by Mr. Cooper by giving three months’ notice and in any event will terminate at the time Mr. Cooper reaches the age of 65.

Former Chief Operating Officer. Mr. Isacson was a party to an amended and restated employment agreement with us dated January 30, 2014 which provided for an annual base salary of €365,900. Mr. Isacson was also entitled to certain other benefits and perquisites including participation in our European retirement program. The agreement terminated on September 30, 2014 when Mr. Isacson retired.

Grants of Plan-Based Awards Table

The following table sets forth information regarding awards granted during 2014 under our 2010 Plan to our NEOs:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ per Share)	Grant Date Fair Value of Stock and Option Awards(2) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jimmy S.H. Lee	February 13, 2014	-	-	-	35,769	71,537	143,074	-	-	-	1,359,203
David Gandossi	February 13, 2014	-	-	-	15,161	30,322	60,644	-	-	-	576,118
Wolfram Ridder	February 13, 2014	-	-	-	10,445	20,889	41,778	-	-	-	396,891
Leonhard Nossol	February 13, 2014	-	-	-	9,389	18,778	37,556	-	-	-	356,782
David M. Cooper	February 13, 2014	-	-	-	8,138	16,275	32,550	-	-	-	309,225

(1)

The “Threshold” amount reported represents vesting of a minimum percentage of the performance award if the minimum acceptable objective is achieved (as determined by the Committee). If threshold performance is not satisfied, an NEO’s rights with respect to the award are forfeited. The “Target” amount reported represents the number of Shares issuable if performance objectives are achieved (as determined by the Committee) and the “Maximum” amount reported represents vesting of 200% of the performance award if the maximum realistic objective is achieved (as determined by the Committee). See description beginning on page 44 of this Proxy Statement for further details on the Performance Criteria used by the Committee.

(2)

Stock awards awarded to NEOs in 2014 consist of the 2014 PSUs. Pursuant to ASC 718, grant date fair values are based on the Share price of $9.50, being the closing market price at the time of grant on February 12, 2014.

Narrative Disclosure to Grants of Plan-Based Awards Table

LTIP

In 2014, based upon the recommendation of the Committee, our Board awarded an aggregate maximum of 315,602 2014 PSUs under our 2010 Plan to our NEOs, except for Mr. Isacson who retired effective September 30, 2014.

Name	Target Level for 2014 PSUs	Maximum Number of 2014 PSUs Awarded
Jimmy S.H. Lee	71,537	143,074
David Gandossi	30,322	60,644
Wolfram Ridder	20,889	41,778
Leonhard Nossol	18,778	37,556
David M. Cooper	16,275	32,550

Each 2014 PSU represents one Share. As a result, the number of 2014 PSUs issued to NEOs was 200% of the “target” level of performance share units, being the maximum number of Shares that our NEOs may earn pursuant to the LTIP.

The number of 2014 PSUs that actually vest and the Shares actually earned will be based on the achievement of the performance criteria established by the Committee, referred to as the “Performance Criteria”. The performance period for the initial awards granted in 2014 will run from January 1, 2014 through December 31, 2016, with vesting to be determined in 2017 after year-end audited financial statements are available for fiscal 2016. The performance period for subsequent awards under the LTIP will also be three years. The Committee will have the opportunity to assess the effectiveness of the LTIP each year and make adjustments, if needed, to the LTIP.

Determinations as to the achievement of the Performance Criteria by an NEO and the number of 2014 PSUs that actually vest and Shares that are actually earned are made by the Committee at the end of the three-year performance period with reference to Performance Criteria consisting of the following three equally weighted components:

(1)

Absolute Return on Average Assets, referred to as “ROAA”. Calculated by dividing net income by average assets, with the result for the three-year performance period being a simple average of the ROAA for each of the three years, as follows:

Three-Year Average ROAA	Payout of Target
<1%	0%
1.00% to 1.99%	50% to 90%
2.00% to 2.99%	100% to 199%
>3.00%	200%

(2)

Total Shareholder Return, referred to as “TSR”. The return on the Shares, including price appreciation and dividend payouts, over the three-year performance period compared to the Peer Group Companies and determined as follows:

TSR Percentile Ranking to Peers	Payout of Target
<33 percentile	0%
33 to 65 percentile	50% to 90%
66 to 90 percentile	100% to 199%
>90 percentile	200%

(3)

New Business Initiatives, referred to as “NBIs”. NBIs shall be new business initiatives being undertaken by management which the Committee has approved as qualifying for the NBI component of the Performance Criteria. In connection with the Committee’s approval of a business initiative as an NBI under this component, the Committee shall establish metrics to assess and determine whether such NBI was successfully implemented and its subsequent effect on the Company’s business and operations. Not all business initiatives that management or we undertake will qualify as an NBI under this component.

As some NBIs may take time to develop and successful implementation could extend beyond the three-year performance period, the Committee will use its judgment in awarding a payout under this component of the Performance Criteria.

The quality of NBIs will be rated by the Committee on a scale of 1 to 4, with 1 being no NBIs proposed and 4 being NBIs proposed and approved by the Board and measures initiated and successfully implemented to metrics approved by the Committee, as follows:

NBI Rating	Payout of Target
1	0%
2	50%
3	100%
4	200%

For each of the three components of the Performance Criteria, the Committee will “interpolate” performance between ranges. For the TSR component, the Committee shall use, as the starting price of the various securities, the average trading price of the securities for the first 20 days of trading of 2014 and, as the end price, the average trading price of the securities for the last 20 days of trading in 2016. Any awards under the LTIP that do not vest pursuant to the Performance Criteria will be forfeited.

Under the 2010 Plan, the 2014 PSUs vest immediately upon the occurrence of a triggering event occurring within 12 months of a change of control. See “Narrative Discussion on Potential Payments upon Termination or Change of Control”.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding outstanding equity awards for our NEOs at December 31, 2014:

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4) ($)
Jimmy S. H. Lee	-	-	-	-	-	122,077(1)	1,500,326	143,074	1,758,379
David M. Gandossi	-	-	-	-	-	19,738	242,580	60,644	745,315
Wolfram Ridder	-	-	-	-	-	12,185	149,754	41,778	513,452
Leonhard Nossol	25,000(5)	-	-	7.92	September 10, 2015	10,958	134,674	37,556	461,563
David M. Cooper	30,000(6)	-	-	7.30	July 27, 2015	9,492	116,657	32,550	400,040

(1)

Includes (i) 80,000 shares of restricted stock that reflect the unvested balance of the 200,000 shares of restricted stock granted to Mr. Lee in March 2011 in connection with his role as our Chief Executive Officer; and (ii) 42,077 2011 PSUs awarded to Mr. Lee that will vest on December 31, 2015. 40,000 shares of restricted stock vested and became non-forfeitable on March 1, 2015 and the remaining shares of restricted stock will vest and become non-forfeitable on March 1, 2016.

(2)	Based on the closing Share price of $12.29 per Share on the NASDAQ Global Select Market as at December 31, 2014.
(3)

Reflects the 2014 PSUs awarded to our NEOs in 2014. The vesting of such awards is contingent upon the achievement of the Performance Criteria at the end of a three-year performance period measured from January 1, 2014 and ending on December 31, 2016. These 2014 PSUs are eligible to vest in 2017.

(4)	Based on the closing Share price of $12.29 per Share on the NASDAQ Global Select Market as at December 31, 2014.
(5)

Mr. Nossol’s options to acquire up to 25,000 Shares became fully vested on September 9, 2007. Such options were cancelled on February 17, 2015 by mutual agreement pursuant to the terms of an option cancellation agreement dated as of February 17, 2015. Mr. Nossol received a cash payment of $149,250 from the Company as consideration for the cancellation.

(6)	Mr. Cooper’s options to acquire up to 30,000 Shares became fully vested on July 27, 2007. Mr. Cooper exercised all of such options on March 6, 2015.

Narrative Disclosure to Outstanding Equity Awards at Fiscal Year-End Table

2011 PSUs

In 2014, the Committee determined, and the Board approved, that a final award of 85% of the 2011 PSUs would vest: 50% on May 5, 2014; 25% on December 31, 2014; and 25% on December 31, 2015, other than those for Mr. Isacson which vested on May 5, 2014. All unvested 2011 PSUs were forfeited. Mr. Lee, Mr. Gandossi, Mr. Ridder, Mr. Nossol and Mr. Cooper will receive 42,077, 19,738, 12,185, 10,958 and 9,492 2011 PSUs, respectively, on December 31, 2015, representing all of the remaining Awarded 2011 PSUs. See “Compensation Discussion and Analysis – Fiscal 2014 – Compensation Decisions – Incentive Equity Grants or Awards”.

Restricted Stock Grant

In March 2011, the Committee granted 200,000 shares of restricted stock under the 2010 Plan to Mr. Lee, in connection with his role as Chief Executive Officer. One fifth of these restricted shares vested and became non-forfeitable on each of March 1, 2012, 2013, 2014 and 2015. The remaining 40,000 shares will vest and become non-forfeitable in equal annual amounts on March 1, 2016. These remaining shares are subject to forfeiture upon the occurrence of certain events, such as termination of employment.

2014 PSUs

In 2014, based upon the recommendation of the Committee, our Board awarded an aggregate of 315,602 2014 PSUs to our NEOs. Such 2014 PSUs are eligible to vest over a three-year performance period measured from January 1, 2014 and ending on December 31, 2016; however, such awards will generally vest following the end of such performance period after year-end audited financial statements are available. See “Narrative Disclosure to Grants of Plan-Based Awards Table”.

Option Exercises and Stock Vested

The following table discloses the amounts received by our NEOs upon exercise of options or similar instruments or the vesting of stock or similar instruments during 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jimmy S.H. Lee	-	-	166,230(1)	1,646,425(2)
David M. Gandossi	-	-	59,213(3)	608,513(4)
Wolfram Ridder	-(5)	-	36,554(6)	375,654(4)
Leonhard Nossol	-	-	32,873(7)	337,826(4)
David M. Cooper	-	-	28,475(8)	292,629(4)
Claes-Inge Isacson (retired)	-	-	25,839	239,528(9)

(1)

Includes (i) the vesting of one-fifth of the shares of restricted stock granted to Mr. Lee in 2011; and (ii) 2011 PSUs awarded to Mr. Lee in 2014. Shares corresponding to Mr. Lee’s 42,077 2011 PSUs that vested on December 31, 2014 were issued in February 2015.

(2)

The “value realized on vesting” for Mr. Lee’s shares of restricted stock was based on the closing Share price of $8.73 per Share on the NASDAQ Global Select Market on February 28, 2014, the last business day prior to the date on which such shares vested. The “value realized on vesting” for Mr. Lee’s 2011 PSUs that vested on May 5, 2014 was based on the closing Share price of $9.27 per Share on the NASDAQ Global Select Market on May 5, 2014. The “value realized on vesting” for Mr. Lee’s 2011 PSUs that vested on December 31, 2014 was based on the closing Share price of $12.29 per Share on the NASDAQ Global Select Market on December 31, 2014.

(3)	Reflects the vesting of 2011 PSUs awarded to Mr. Gandossi in 2014. Shares corresponding to Mr. Gandossi’s 19,738 2011 PSUs that vested on December 31, 2014 were issued in February 2015.
(4)

The “value realized on vesting” for the applicable NEO’s 2011 PSUs that vested on May 5, 2014 was based on the closing Share price of $9.27 per Share on the NASDAQ Global Select Market on May 5, 2014. The “value realized on vesting” for the applicable NEO’s 2011 PSUs that vested on December 31, 2014 was based on the closing Share price of $12.29 per Share on the NASDAQ Global Select Market on December 31, 2014.

(5)	Mr. Ridder’s options were cancelled by mutual agreement pursuant to the terms of an option cancellation agreement dated as of December 5, 2014 between the Company and Mr. Ridder.
(6)	Reflects the vesting of 2011 PSUs awarded to Mr. Ridder in 2014. Shares corresponding to Mr. Ridder’s 12,185 2011 PSUs that vested on December 31, 2014 were issued in February 2015.
(7)	Reflects the vesting of 2011 PSUs awarded to Mr. Nossol in 2014. Shares corresponding to Mr. Nossol’s 10,958 2011 PSUs that vested on December 31, 2014 were issued in February 2015.
(8)	Reflects the vesting of 2011 PSUs awarded to Mr. Cooper in 2014. Shares corresponding to Mr. Cooper’s 9,492 2011 PSUs that vested on December 31, 2014 were issued in February 2015.
(9)	The “value realized on vesting” for Mr. Isacson’s 2011 PSUs that vested on May 5, 2014 was based on the closing Share price of $9.27 per Share on the NASDAQ Global Select Market on May 5, 2014.

Non-Qualified Deferred Compensation

We do not maintain a retirement program for our Chief Executive Officer. We do maintain two separate retirement programs for our other North American and European executive officers.

Under the terms of our North American program, we make a contribution to a registered retirement savings plan (“RRSP”) account with a financial institution in the name of the executive officer in an amount equal to 10% of a combined total of 100% of gross salary and 50% of cash bonus payments up to the annual maximum RRSP limit (C$24,270 in 2014). Amounts in excess of the annual maximum RRSP limit, are credited to an unfunded account and earn interest based on a notional growth rate of 4.23%. While the value of the unfunded account grows on a tax-free basis while retained in the Company, the executive officer will be subject to full taxation on the balance at the time the funds are withdrawn (upon retirement or termination of employment).

Our Chief Financial Officer is our only NEO participating in our North American program. In 2014, we contributed or accrued $59,393 on Mr. Gandossi’s behalf under the terms of the program.

Similarly, under the terms of our European program, we make a contribution to a German government regulated pension plan in the name of each of our participating German executive officers in an amount equal to 10% of a combined total of 100% of such executive’s gross salary and 50% of such executive’s cash bonus payments. In addition, to the extent that such statutory pension is limited by an annual cap (€5,670 in 2014), contributions in excess of this amount are remitted to a third party fund and held in an account in the executive officer’s name. While the value of such account grows on a tax-free basis while retained with the third party fund, the executive officer will be subject to full taxation of the balance at the time the funds are withdrawn (upon retirement or termination of employment).

The NEOs participating in our European program are Messrs. Isacson, Ridder, Nossol and Cooper, on whose behalf, in 2014, we contributed $33,231, $41,250, $42,181 and $33,231, respectively, under the terms of the program.

Non-Qualified Deferred Compensation Table

The following table sets forth information regarding contributions, earnings and account balances described above for our NEOs under our retirement programs.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End(3) ($)
Jimmy S.H. Lee	-	-	-	-	-
David M. Gandossi	-	37,406	12,413	-	320,395(4)
Wolfram Ridder	-	33,710	-	-	-
Leonhard Nossol	-	34,641	-	-	-
David M. Cooper	-	25,691	-	-	-
Claes-Inge Isacson (retired)	-	4,520	-	-	-

(1)

Amounts in this column reflect our contributions to each of our NEOs’ respective retirement plan which is in excess of the amount permitted by applicable tax statute. We also account for these amounts in the Summary Compensation Table on page 40 of this Proxy Statement, under the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column for Mr. Gandossi and under the “All Other Compensation” column for all of our other NEOs.

(2)

The amount in this column reflects interest accrued based on a notional growth rate of 4.23%. We account for Mr. Gandossi’s amount in the Summary Compensation Table on page 40 under the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column.

(3)

No amounts are shown in this column for the NEOs participating in our European retirement program, as contributions in excess of statutory limits are remitted to a third party fund and the Company no longer has any obligation in respect thereof.

(4)

Of this balance, $248,588 was previously reported as compensation to Mr. Gandossi in Summary Compensation Tables in prior-year proxy statements. The information in this footnote is provided to clarify the extent to which amounts payable as deferred compensation represent compensation reported in our prior proxy statements rather than additional currently earned compensation.

Potential Payments upon Termination or Change of Control

Termination

We have agreed to provide certain benefits to our NEOs in the event of the termination of their employment with us. Mr. Isacson retired effective September 30, 2014 and would not have been entitled to any severance payment as at December 31, 2014. The following table shows the estimated severance benefits that would have been payable to our NEOs, other than Mr. Isacson, if their employment was terminated without cause on December 31, 2014.

Name	Cash Severance Benefit ($)	Insurance Continuation ($)	Stock Option Acceleration ($)(1)	Performance Share Unit Awards Acceleration ($)(1)	Total ($)
Jimmy S. H. Lee	3,630,203	-	-	1,396,316	5,026,519
David M. Gandossi	818,900	-	-	615,237	1,434,137
Wolfram Ridder	245,428	-	-	-	245,428
Leonhard Nossol	218,320	-	109,250	-	327,570
David M. Cooper	178,944	-	149,700	-	328,644

(1)	Based on the closing market price of $12.29 per Share on the NASDAQ Global Select Market on December 31, 2014.

Change in Control

We have agreed to provide certain benefits to our NEOs if their employment is terminated within a specified time after a “change of control” of the Company. The following table shows the estimated change in control benefits that would have been payable to our NEOs, other than Mr. Isacson, if a change of control had occurred on December 31, 2014. Mr. Isacson retired effective September 30, 2014, the date on which his employment agreement terminated. As such, he was not entitled to any payments upon a change of control.

Name	Cash Severance Benefit ($)	Insurance Continuation ($)	Stock Option and Restricted Stock Acceleration ($)(1)(2)	Performance Award Acceleration ($)(1)(2)	Total ($)
Jimmy S. H. Lee	3,630,203	-	983,200	1,396,316	6,009,719
David M. Gandossi	2,456,700	-	-	615,237	3,071,937
Wolfram Ridder	495,173	-	-	406,479	901,652
Leonhard Nossol	218,320	-	109,250	365,455	693,026
David M. Cooper	178,944	-	149,700	316,676	645,320

(1)	For the purposes of the 2010 Plan, these amounts assume a change of control and triggering event have occurred and the vesting of all awards under the plan has been accelerated.
(2)	Based on the closing market price of $12.29 per Share on the NASDAQ Global Select Market on December 31, 2014.

Narrative Discussion on Potential Payments upon Termination or Change of Control

2010 Plan

Under the 2010 Plan, all unvested shares of restricted stock will vest if a triggering event occurs within 12 months following a change of control. The 2010 Plan has detailed definitions of “change of control” and “triggering event”. Generally speaking, a change of control occurs if (i) we sell or otherwise dispose of all our substantially all of our assets; (ii) someone acquires 50% or more of our Shares; or (iii) 50% of our Shares are held by new Shareholders after a merger or consolidation of the Company. Any one of the following events would constitute a triggering event under our 2010 Plan: (i) the termination of the relevant employee without cause; (ii) the occurrence of constructive termination; or (iii) the outstanding awards are not assumed or substituted by the Company or a successor entity thereof. If the employment of the NEOs had been terminated under these conditions at the end of 2014, Mr. Lee would be entitled to the vesting of the 80,000 unvested shares of restricted stock then held by him, valued at $983,200 (based on the closing market price of $12.29 per Share at December 31, 2014 on the NASDAQ Global Select Market).

Performance awards granted under the 2010 Plan also vest immediately upon the occurrence of a triggering event occurring within 12 months of a change of control. Due to the number of factors that affect the nature and amount of any benefits provided upon the happening of such events, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the achievement of performance thresholds and the Company’s stock price.

Contractual Obligations

The terms of his employment agreement provide that, if Mr. Lee is terminated without cause or resigns for good reason, he will be entitled to a severance payment equal to three times the sum of his then annual salary plus the higher of (i) his current annual bonus, and (ii) the highest variable pay and incentive bonus received during the three years last ending prior to his termination. This amount is payable in substantially equal installments over a twelve-month period, unless (i) a change of control occurs following such termination, in which case the unpaid portion of such severance amount is payable in full in a lump sum cash payment immediately following such change of control, or (ii) if such termination occurs in contemplation of, at the time of, or within three years after a change of control, this amount is payable in a lump sum cash payment immediately following such termination. In addition, all unvested rights in any stock options and any other equity awards will vest in full and become immediately exercisable. Mr. Lee will also be entitled to any accrued benefits. If Mr. Lee’s employment with us is terminated for cause, he is not entitled to any additional payments or benefits under the agreement, other than accrued benefits (including, but not limited to, any then vested stock options and other equity grants) and a prorated bonus, which is payable immediately upon such termination. Mr. Lee’s employment agreement defines a “change of control” as the occurrence of any of certain specified events including: (1) a person, directly or indirectly: (a) becoming the beneficial owner of the greater of 15% or more of our Shares then outstanding and the Shares issuable upon conversion of our convertible notes or 20% of our then outstanding Shares; (b) having sole and/or shared voting or dispositive power over the greater of 15% or more of our Shares then outstanding and the Shares issuable upon conversion of our convertible notes or 20% of our then outstanding Shares; (2) a change in the composition of the Board occurring within a two-year period prior to such change as a result of which fewer than a majority of the Board members are incumbent Board members; (3) the solicitation of a dissident proxy, the result of which is to change the composition of the Board so that fewer than a majority of the Board are incumbent members; (4) the consummation of a merger, amalgamation or consolidation of the Company with or into another entity if more than 50% of the combined voting power of the continuing entity’s securities outstanding immediately after such event are owned by persons who were not stockholders prior to such event; (5) the sale of all or substantially all of our assets; or (6) the approval by our Shareholders of a plan of complete liquidation or dissolution.

Pursuant to the terms of his employment agreement with us, if Mr. Gandossi is terminated without cause or resigns for good reason other than in connection with the change of control, he shall be entitled to a severance payment equal to the sum of his base salary for the remaining term of the agreement plus the annual bonuses payable for the years (or portions thereof) remaining in the term of the agreement, calculated as set forth in the agreement. The agreement also provides that, if in connection with or within 18 months of a change of control, Mr. Gandossi voluntarily terminates his employment for good reason or is involuntarily discharged, he shall be entitled to a severance payment of three times the sum of his then current annual base salary plus the highest of (i) his then-current annual bonus, (ii) his highest variable pay and annual incentive bonus for the last three years and (iii) 50% of his current annual base salary. Mr. Gandossi’s employment agreement defines a “change of control” as the occurrence of any of certain specified events including: (1) notification by us that a person has become the beneficial owner of or has sole and/or shared voting or dispositive power over more than 20% of our Shares; (2) a change in the composition of the Board occurring within a two-year period prior to such change as a result of which fewer than a majority of the Board members are incumbent Board members; (3) the solicitation of a dissident proxy, the result of which is to change the composition of the Board so that fewer than a majority of the Board are incumbent members; (4) the consummation of a merger, amalgamation or consolidation of the Company with or into another entity if more than 50% of the combined voting power of the continuing entity’s securities outstanding immediately after such event are owned by persons who were not stockholders prior to such event; (5) the commencement by a person of a tender offer for more than 20% of our Shares; (6) the sale of all or substantially all of our assets; (7) the commencement by or against us of a bankruptcy proceeding; or (8) the approval by our Shareholders of a plan of complete liquidation or dissolution. In addition, all unvested rights in any stock option or other benefit plans will vest in full.

The terms of Mr. Nossol’s employment agreement provide for a six-month notice period in case of termination. The agreement does not contain a change of control provision.

The terms of Mr. Ridder’s employment agreement provide for a six-month notice period in case of termination and 12 months in the event of a change of control which is defined as a direct or indirect change in majority ownership of the Company.

The terms of Mr. Cooper’s employment agreement provide for a six-month notice period in case of termination. The agreement does not contain a change of control provision.

In addition to the terms provided for in the individual employment agreements, our 2010 Plan contains provisions for accelerated vesting and exercisability of options, stock appreciation rights, restricted stock, restricted stock rights and performance awards upon termination of employment within 12 months of a change of control. The Committee also has the discretion to vest and make exercisable any outstanding award previously issued under the 2010 Plan upon the closing of a transaction that results in a change of control.

INFORMATION REGARDING EQUITY COMPENSATION PLANS

Equity Compensation Plan Information

Since specific grants under the 2010 Plan are discretionary, they may vary from year to year and participant to participant and are not yet determinable. The following table provides certain information as at December 31, 2014 with respect to the Company’s equity compensation plans.

Plan Category	Number of Shares to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of Shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by Shareholders(1)	55,000	(2)	$7.58	(3)	2,533,958	(4)
Equity compensation plans not approved by Shareholders	–		–		–

(1)

Consists of the 2010 Plan, the 2004 Stock Incentive Plan, referred to as the “2004 Plan”, and the Amended and Restated 1992 Non-Qualified Stock Option Plan, referred to as the “1992 Plan”. The 1992 Plan expired in 2008 but an aggregate of 25,000 unexercised options that were previously granted under such plan remain outstanding as of December 31, 2014.

(2)

Excludes 118,000 outstanding shares of restricted stock, 78,000 of which vest in 2015 and 40,000 of which vest in 2016, and 969,544 outstanding performance share units, 160,608 of which had vested as at December 31, 2014. The underlying Shares relating to the vested performance share units were issued in February 2015. 808,936 performance share units remain unvested as at December 31, 2014. The actual number of Shares issued in respect of unvested performance share units will vary from 0% to 200% of performance share units granted, based upon achievement of performance objectives established for such awards.

(3)

The weighted-average exercise price set forth in this column is calculated excluding outstanding restricted stock and performance share units since recipients are not required to pay an exercise price to receive the Shares subject to these awards.

(4)

Represents the number of Shares remaining available for issuance under the 2010 Plan as of December 31, 2014. Our 2010 Plan replaced the 2004 Plan and the 1992 Plan expired in 2008. Our 2010 Plan provides for options, restricted stock rights, restricted stock, performance shares, performance share units and stock appreciation rights to be awarded to employees, consultants and non-employee directors.

PROPOSAL 2 - INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of Independent Registered Public Accounting Firm

The Board requests that Shareholders ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm as a matter of good corporate practice.

We initially appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm effective May 10, 2007 and received Shareholder ratification of such appointment at our annual meeting held in June 2007. The appointment of PricewaterhouseCoopers LLP was approved by the Audit Committee and by the Board.

Representatives of PricewaterhouseCoopers LLP are not expected to be present at the Meeting but have been given an opportunity to make a statement if they so desire and will be available should any matter arise requiring their participation at the Meeting.

The selection of PricewaterhouseCoopers LLP must be ratified by a majority of the votes cast at the Meeting, in person or by Proxy, in favor of such ratification.

OUR BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

In the event PricewaterhouseCoopers LLP are not ratified as our registered public accounting firm at the Meeting, the Audit Committee will consider whether to retain PricewaterhouseCoopers LLP or select another firm. The Audit Committee may select another firm as our registered public accounting firm without the approval of Shareholders, even if Shareholders ratify the selection of PricewaterhouseCoopers LLP at the Meeting.

Fees of Independent Registered Public Accounting Firm

The following table sets forth the fees for services provided by PricewaterhouseCoopers LLP in 2014 and 2013:

	Year Ended December 31,
	2014	2013
Audit Fees(1)	$1,269,339	$1,303,101
Audit-Related Fees(2)	$106,269	$74,177
Tax Fees(3)	$228,485	$236,958
All Other Fees	$38,016	$-

	$1,642,109	$1,614,236

(1)

Represents fees for services rendered for the integrated audit of our annual financial statements and review of our quarterly financial statements, including fees relating to an internal control review conducted pursuant to the Sarbanes-Oxley Act of 2002.

(2)

Represents fees for due diligence transaction services and services rendered for assurance and related services reasonably related to the performance of the audit or review of our financial statements but not reported under “Audit Fees”, including fees related to audit and attestation services for the Celgar pension plan, due diligence related to financings and consultations concerning financial accounting and reporting standards.

(3)	Represents fees for services rendered for tax compliance, tax advice and tax planning.

Consistent with the SEC’s requirements regarding registered public accounting firm independence, our Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm and the fees for such non-audit services. Under the policy, the Audit Committee must pre-approve services prior to the commencement of the specified service. In 2013 and 2014, all services provided by our independent registered public accounting firm, PricewaterhouseCoopers LLP, had been pre-approved by the Audit Committee.

PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company believes that the compensation policies for our NEOs are designed to attract, motivate and retain talented executive officers and are aligned with the long-term interests of our Shareholders. This advisory Shareholder vote, commonly referred to as a “say-on-pay vote” gives you as a Shareholder the opportunity to approve or not approve the compensation of our NEOs that is disclosed in this Proxy Statement. This advisory Shareholder vote occurs every year and will next occur at our annual meeting of Shareholders to be held in 2016 (the “2016 Annual Meeting”). This vote is not intended to address any specific item of executive compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, the Company asks that you indicate your support for our executive compensation policies and practices as described in the Company’s Compensation Discussion and Analysis, accompanying tables and related narrative contained in this Proxy Statement by voting “FOR” the following resolution:

RESOLVED that the Company’s Shareholders approve, on an advisory basis, the compensation of the Company’s executives named in the Summary Compensation Table, as disclosed in the Company’s 2015 Proxy Statement pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, compensation tables, narrative disclosure and other related tables and disclosure.

Since this say-on-pay vote is advisory, it will not be binding on the Board or the Compensation and Human Resources Committee. However, the Board and our Compensation and Human Resources Committee value the opinions of our Shareholders and will review the voting results and take them into consideration when making future decisions regarding executive compensation. The affirmative vote of the holders of a majority of the Shares represented in person or by proxy entitled to vote on the proposal will be required for approval.

OUR BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our officers and directors and persons who own more than 10% of our Shares file reports of ownership and changes in ownership with the SEC and furnish us with copies of all such reports that they file. Based solely upon a review of the copies of these reports received by us, and upon written representations by our directors and officers regarding their compliance with the applicable reporting requirements under Section 16(a) of the Exchange Act, we believe that all of our directors and officers filed all required reports under Section 16(a) in a timely manner for the year ended December 31, 2014.

FUTURE SHAREHOLDER PROPOSALS

Any proposal which a Shareholder wishes to include in the proxy statement and proxy relating to the 2016 Annual Meeting must be received by the Company on or before December 10, 2015. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with Rule 14a-8 under the Exchange Act and all other applicable requirements.

Shareholders wishing to bring any other item before the 2016 Annual Meeting, other than in accordance with the process of Rule 14a-8 under the Exchange Act, must submit written notice of such proposal to the Company no earlier than January 30, 2016 and no later than February 29, 2016. If the Company receives notice of a Shareholder proposal after February 29, 2016, such notice will be considered untimely and the Company’s management will have discretionary authority to vote proxies received with respect to such proposal.

Please direct any proposal or notice of intention to present a proposal to the care of the Secretary, Mercer International Inc., Suite 1120, 700 West Pender Street, Vancouver, B.C. V6C 1G8, Canada.

OTHER MATTERS

The directors know of no matters other than those set out in this Proxy Statement to be brought before the Meeting. If other matters properly come before the Meeting, it is the intention of the proxy holders to vote the Proxies received for the Meeting in accordance with their judgment.

This Proxy Statement and our 2014 Annual Report are available at www.mercerint.com. Copies of our Form 10-K for the fiscal year ended December 31, 2014, may be obtained from Mercer International Inc. Attention: Shareholder Information, Suite 1120, 700 West Pender Street, Vancouver, British Columbia V6C 1G8, Canada (Tel: (604) 684-1099). This Proxy Statement and our Form 10-K are also available on the SEC’s website at www.sec.gov and on our website at www.mercerint.com.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Jimmy S.H. Lee
Jimmy S.H. Lee
Chairman of the Board

Date: April 10, 2015

        Mercer International Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., EST, on May 28, 2015.

Vote by Internet • Go to www.investorvote.com/merc • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —	The Board of Directors recommends a vote “FOR” each of the following nominees listed and “FOR” Proposals 2 and 3.

1. Election of Directors:	01 - Jimmy S.H. Lee	02 - William D. McCartney	03 - Eric Lauritzen	+
	04 - Graeme A. Witts	05 - Bernard J. Picchi	06 - James Shepherd
	07 - R. Keith Purchase	08 - Nancy Orr

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

	For	Against	Abstain			For	Against	Abstain
2. Ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2015.	☐	☐	☐	3.	Approval of the advisory (non-binding) resolution to approve executive compensation.	☐	☐	☐
4. In his discretion, the proxyholder is authorized to vote upon such other business as may properly come before the meeting.

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears on your share certificate(s). When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	1 U P X	+
020JVE

You can view the 2014 Annual Report on Form 10-K, and the Proxy Statement at: www.mercerint.com

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

PROXY — MERCER INTERNATIONAL INC.

Suite 1120, 700 West Pender Street

Vancouver, British Columbia

Canada V6C 1G8

THIS PROXY IS SOLICITED ON BEHALF OF THE DIRECTORS OF MERCER INTERNATIONAL INC.

The undersigned hereby appoints Jimmy S.H. Lee, or failing him David M. Gandossi, as proxy, with the power of substitution, to represent and vote as designated below all the shares of common stock of Mercer International Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 29, 2015, or at any adjournment, postponement or rescheduling thereof.

This proxy when properly signed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR each of the director nominees listed in Proposal 1, FOR Proposal 2 and FOR Proposal 3. If any other business is presented at the Meeting, this proxy will be voted by the proxies on such matters as determined by the proxies, in thier discretion.

(Continued on reverse side.)